VISUAL DATA CORPORATION

                       1,182,681 SHARES OF COMMON STOCK

                               ----------------

     This Prospectus relates to the sale of 1,182,681 shares of Common Stock, $.0001 par value per share (the "Common Stock"), of Visual Data Corporation
(the "Company"), a Florida corporation, held by shareholders who have acquired such shares of Common Stock in various private placements, or as consideration for services rendered to the Company, or in connection with certain loans to the Company or will acquire such shares upon the exercise of presently outstanding warrants (collectively, the "Selling Security Holders"). The
Company will not receive any of the proceeds on the sale of the securities by the Selling Security Holders. Of the 1,182,681 shares of Common Stock offered hereby, 150,000 shares may only be sold upon exercise of the underwriters' over-allotment option described herein, 372,589 are subject to a 12 month lock-up period from the date hereof, 180,624 shares are subject to an 18-month lock-up period from the date hereof, and the remaining 479,468 shares are subject to a 24-month lock-up period from the date hereof. See "Selling Security Holders" and "Plan of Distribution."

     The Company's Common Stock and Redeemable Common Stock Purchase Warrants (the "Warrants") have been approved for listing on The Nasdaq SmallCap Market under the symbols "VDAT" and "VDATW," respectively. There can be no assurance that an active trading market for such securities will develop.

     The securities offered by this Prospectus may be sold from time to time by the Selling Security Holders, or by their transferees. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the securities by the Selling Security Holders may be effected in one or more transactions that may take place on the over-the-counter market including ordinary brokers' transactions, privately-negotiated transactions or through sale to one or more dealers for resale of such shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees and commissions may be paid by the Selling Security Holders in connection with the sale of such securities.

     The Selling Security Holders and intermediaries through whom such securities may be sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered and any profits realized or commission received may be deemed underwriting compensation.

     All costs incurred in the registration of the re-sale of the securities of the Selling Security Holders are being borne by the Company, other than fees and expenses of counsel to the Selling Security Holders and selling commissions.

     On the date hereof, the Company commenced an initial public offering of 1,000,000 shares of Common Stock and 1,000,000 Warrants (the "Company Offering") which was underwritten on a firm commitment basis by Noble International Investments, Inc. which is acting as the representative (the "Representative") of several underwriters (the "Underwriters").

    THESE ARE SPECULATIVE SECURITIES. AN INVESTMENT IN THE SECURITIES OFFERED
                     HEREBY INVOLVES A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS."

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                  THE DATE OF THIS PROSPECTUS IS JULY 30, 1997

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO AN ADDITIONAL 150,000 SHARES OF COMMON STOCK AND 150,000 WARRANTS, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' WARRANTS, (III) ASSUMES THAT AN AGGREGATE OF 393,645 OPTIONS AND WARRANTS CURRENTLY OUTSTANDING ARE NOT EXERCISED; AND (IV) DOES NOT GIVE EFFECT TO THE EXERCISE OF THE 1,000,000 WARRANTS ISSUED IN CONNECTION WITH THE INITIAL PUBLIC OFFERING. SEE "MANAGEMENT" AND "COMPANY OFFERING." UNLESS OTHERWISE INDICATED, THIS PROSPECTUS GIVES EFFECT TO THE 1 FOR 1.6 STOCK SPLIT TO OCCUR IMMEDIATELY PRIOR TO THE EFFECTIVE DATE OF THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" REFERS TO VISUAL DATA CORPORATION AND HOTELVIEW CORPORATION.


                                  THE COMPANY


     Visual Data Corporation (the "Company") is a multi-media content developer specializing in the production, marketing and distribution of visual information for the Internet, other On-line services and, eventually, interactive television (ITV). "Content" is defined as the information carried on the information superhighways. Through its international network of independent camera crews and state-of-the-art digital video production studio, the Company develops full-motion visual libraries containing short, concise vignettes relating to various topics of consumer interest such as travel, education, health, fitness, medicine and consumer products. The Company's focus is to develop high quality content at a low cost which is edited into short entertaining pieces for distribution to consumers regardless of the mediums (e.g. Internet, On-line services or ITV). The Company owns or, in the instance of libraries yet to be developed, will own all of the content. The Company is not dependent on the technological architecture of the provider service that will deliver this content to the viewer (Internet, ITV, digital video discs, etc.) and the Company is developing its products and services to be fully operational on any potential platform.


     Several of the Company's libraries are under development. The first product the Company has completed and introduced, the HotelView/registered trademark/ Library, operated through the Company's currently wholly owned subsidiary HotelView Corporation ("HVC"), is an interactive visual library for the hotel and travel industry that provides an overview of amenities available at various hotels and resorts, as well as local attractions and services. On a fee for service basis paid for by the hotel or resort property, the Company videotapes, edits and produces high quality visual brochures ("vignettes"), two to three minutes in length, with a voice narrative in full-motion video, describing the hotel or resort's rooms, suites, conference facilities, lobby, pool, restaurants, grounds, and sports facilities. The HotelView/registered trademark/ Library is currently installed in travel agencies nationwide and is used to market hotel and resort accommodations including such well-known properties as the Fountainbleau in Miami, the Arizona Biltmore, Walt Disney World Dolphin and Swan, Ritz Carlton Laguna Niguel, the Essex House in New York City and the Mirage in Las Vegas. The Company has agreements with some of the members of the larger hotel chains such as Hilton, Wyndham, Hyatt and SuperClubs. In addition, the Company's Hotelview/registered trademark/ Library is installed in the offices of certain travel agencies which are members of the major travel agency consortiums including American Express/registered trademark/, VTS/registered trademark/ and Carlson/registered trademark/. Pegasus Systems, Inc., one of the largest companies providing transaction processing services between travel agents, airline reservation systems and hotels, resorts and hotel chains, has agreed to endorse and promote the HotelView/registered trademark/ Library to its client base of approximately 35,000 hotels, resorts and hotel chains, including securing contracts between their hotel clients and the Company.


     In addition to the HotelView/registered trademark/ Library, the Company is currently developing ConventionView/trademark/, CruiseView/trademark/, AttractionView/trademark/ and CareView/trademark/ and plans to create and distribute additional libraries on topics of general consumer interest including AdventureView/trademark/, CondoView/trademark/, TalentView, CampView/trademark/, CampusView/trademark/, Health & FitnessView/trademark/, MedicalView/trademark/ and ProductView/trademark/.


     The Company's method of generating revenue may be generally analogized to magazine publishers in that there is a one-time fee for creating the advertisement and the magazine receives revenues each time the ad is run in the publication. In the Company's case, the ads are video vignettes and the ad fee is paid annually by the participating hotel or resort, with the production costs incurred in the first year. Management believes the Company is able to produce broadcast quality videos at much lower costs by virtue of its use of independent camera crews and state-of-the-art digital video editing systems. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."


     The Company was incorporated in May 1993 under the laws of the State of Florida and commenced operations in October 1993. The address of the Company's principal executive and administrative office is 1600 S. Dixie Highway, Suite 3A, Boca Raton, Florida 33432 and its telephone number is (561) 367-8505. Its fiscal year end is September 30.


                                  THE OFFERING




Securities Offered  ...............   1,182,681 shares
Common Stock Outstanding
 Prior to Company Offering   ......   1,927,349 shares
Common Stock Outstanding
 After the Company Offering  ......   2,927,349 shares
Use of Proceeds  ..................   The Company will not receive any proceeds
                                      from the sale of the shares of Common Stock by
                                      the Selling Security Holders.
Risk Factors  .....................   The securities are subject to substantial dilution.
Nasdaq SmallCap Market Symbol
 Common Stock .....................   VDAT
 Warrants  ........................   VDATW

                                COMPANY OFFERING


     On the date of this Prospectus, a registration statement under the Securities Act with respect to the Company Offering of 1,000,000 shares of Common Stock and 1,000,000 Warrants was declared effective by the Securities and Exchange Commission ("Commission"), and the Company commenced the sale of the shares of Common Stock and Warrants offered thereby (the "Initial Public Offering"). Sales of securities under this Prospectus by the Selling Security Holders or even the potential of such sales may have an adverse effect on the market price of the Company's securities.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA


     The following summary consolidated financial and operating data has been derived from the consolidated financial statements of the Company for the periods indicated. The following financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.



                                   FROM MAY 17,                                                     SIX MONTHS ENDED
                                  1993 (INCEPTION)         YEAR ENDED SEPTEMBER 30,                     MARCH 31,
                                  TO SEPTEMBER 30,    -----------------------------------   ---------------------------------
                                       1994               1995                1996              1996               1997
                                  -----------------   ---------------   -----------------   ---------------   ---------------
                                                                                                       (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating Revenue  ............     $         0        $         0       $      111,719      $     6,806      $     139,703
Net Income (Loss)  ............     $  (188,766)       $  (500,559)      $   (1,891,702)     $  (568,665)     $    (644,982)
Net Income(Loss) per Common
 Share outstanding ............     $     (0.18)       $     (0.43)      $        (1.35)     $     (0.39)     $       (0.37)
Weighted average shares
 outstanding ..................       1,066,091          1,173,413            1,405,228        1,462,843          1,743,337


                                                  MARCH 31, 1997
                                         ---------------------------------
                                            ACTUAL         AS ADJUSTED(1)
                                         ---------------   ---------------
                                         (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit) ............    $  (621,144)       $4,358,856
Total assets  ........................    $ 1,369,571        $5,526,981
Long-term debt   .....................    $   120,427        $  120,427
Shareholders' equity (deficit)  ......    $   536,932        $4,694,342

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(1) Gives effect to the sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered in the Initial Public Offering and the receipt of the proceeds therefrom by the Company.

                                 RISK FACTORS


     AN INVESTMENT IN THE COMPANY'S SECURITIES INVOLVES A HIGH DEGREE OF RISK AND IS HIGHLY SPECULATIVE IN NATURE. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHERS DESCRIBED ELSEWHERE IN THE PROSPECTUS, RELATING TO THE BUSINESS OF THE COMPANY. THE DISCUSSION BELOW HIGHLIGHTS SOME OF THE MORE IMPORTANT RISKS REGARDING THE COMPANY. THE RISKS HIGHLIGHTED BELOW SHOULD NOT BE ASSUMED TO BE THE ONLY THINGS THAT COULD AFFECT FUTURE PERFORMANCE. IN ADDITION, THE DISCUSSION IN THIS PROSPECTUS REGARDING THE COMPANY AND ITS BUSINESS AND OPERATIONS CONTAINS "FORWARD-LOOKING STATEMENTS." SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD- LOOKING STATEMENTS. THE COMPANY DOES NOT HAVE A POLICY OF UPDATING OR REVISING FORWARD-LOOKING STATEMENTS AND THUS IT SHOULD NOT BE ASSUMED THAT SILENCE BY MANAGEMENT OF THE COMPANY OVER TIME MEANS THAT ACTUAL EVENTS ARE BEARING OUT AS ESTIMATED IN SUCH FORWARD LOOKING STATEMENTS.


     LIMITED OPERATING HISTORY, HISTORY OF LOSSES AND ACCUMULATED DEFICIT. The Company had limited operations from its inception on May 17, 1993 through April of 1995 during which time the Company was developing its marketing and business plan and raising capital. Potential investors, therefore, have limited historical financial information upon which to base an evaluation of the Company's performance and an investment in the securities. The likelihood of success of the Company must be considered in light of the problems, expenses, complications, and delays frequently encountered in connection with the development of new businesses. The Company reported net losses of $188,766, $500,559 and $1,891,702 from May 17, 1993 (inception) to September 30, 1994 and for the years ended September 30, 1995 and 1996, respectively. In addition for the six months ended March 31, 1997, the Company reported net losses of $644,982. There can be no assurance that the Company will be profitable in future periods. If the Company is unable to attain profitability or positive cash flow from operating activities, it may be unable to meet its working capital requirements which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has an accumulated deficit at March 31, 1997 of $3,226,009. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.


     REDEEMABLE EQUITY. The Company issued 81,250 shares of Common Stock as part of certain loans made to the Company by shareholders subsequent to the date of filing the Registration Statement of which this Prospectus forms a part. The Company has been advised that the issuance of these shares together with 25,000 additional shares issued prior to the filing of this Registration Statement, all of which have been valued at $4.27 per share, may be integrated with the Initial Public Offering since these shares were issued in connection with a private placement that was conducted during the period the Company was in registration. While the Company believes that it complied with the Federal securities laws and each of the holders of these notes and shares has waived all rights of rescission, such holders can require the Company to rescind the transactions and redeem these shares as part of the repayment of the debt. The amounts ascribed to these shares out of the proceeds of the loans aggregating $293,700 at March 31, 1997 have been reflected in the accompanying balance sheet as redeemable equity. See "Capitalization", "Description of Securities--Redeemable Equity" and Unaudited Condensed Consolidated Financial Statements for the six months ended March 31, 1997 and notes thereto.


     MATERIAL DEPENDENCE ON EXECUTIVE OFFICERS; KEY PERSONNEL. The Company is materially dependent on the efforts and abilities of Randy S. Selman, its President, Chief Executive Officer, acting Chief Financial Officer and a director, and Alan M. Saperstein, its Vice President and a director. Each of these individuals are parties to three-year employment agreements with the Company. In addition, the Company currently carries key-man insurance coverage on Mr. Saperstein and intends to purchase key-man insurance for Mr. Selman within 60 days of the date of this Prospectus. The loss of the services of either Messrs. Selman or Saperstein, however, could have a material adverse effect upon the Company's business and future prospects. See "Management".

     POSSIBLE NEED FOR ADDITIONAL FINANCING. While the Company believes that the net proceeds from the Initial Public Offering will be sufficient to enable the Company to carry out its business objectives and continue to operate as a going concern for the 24 month period following the date of this offering, adverse changes in economic and/or competitive conditions may adversely affect the Company's planned operations. If cash requirements are greater than anticipated, the Company could be required to modify its operations or seek additional financing. The Company has no current arrangements with respect to additional financing and there can be no assurances that additional financing will be available on terms acceptable to the Company, if at all. Additional financings may result in dilution to existing shareholders. Moreover, if funds are needed but not available in adequate amounts from additional financing sources or from operations, the Company may be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     UNCERTAINTY OF MARKET ACCEPTANCE. Although the Company believes that its products and services offer certain advantages over competitive products and services and has already attained a degree of market acceptance by hotels and travel agents, no assurance can be given that the Company's products and services will attain a market sufficient for the Company to be profitable or that other libraries being developed by the Company will have any commercial appeal or success. See "Business."

     COMPETITION. The Company is engaged in a highly competitive segment of the industry. The Company may compete directly or indirectly with many companies who provide specialized information such as content concerning hotels, attractions and resorts. A number of these competitors, who include hotel chains, airlines and other travel-related organizations, are larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage. There can be no assurance that the Company will be able to compete favorably in the future. See "Business-- Competition."

     REALIZATION OF PERFORMANCE BASED FEES. Currently the Company offers hotels and resorts interested in being included in the HotelView/registered trademark/ Library the option of either paying the contract in full in cash at the time of execution or paying a cash deposit of $3,000, with the balance of the contract amount due under a performance-based arrangement whereby the Company invoices hotels as rooms are booked by the HVC travel agency network. The hotels and resorts are billed all or a portion of the balance due under the contract in amounts corresponding with all or a portion of amounts of bookings. At March 31, 1997 the total amount to be billed under such performance-based arrangements was $294,733. Because there is no time limitation on when or if the balance of the fees will become billable, the Company cannot predict when these funds will be available. Although management believes it will continue to bill and collect amounts due under this performance-based arrangement during the balance of the current fiscal year, any long term delay in or inability to bill these amounts may have an adverse affect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Business."

     RAPID TECHNOLOGY CHANGE. The industries in which the Company competes--video, computer and communications as a whole--have been, and currently are, subject to rapid technological change and obsolescence. In order for the Company to compete effectively, it must offer products and services that find customer acceptance and fulfill customer needs. To the extent that the Company fails to achieve technological advances and enhancements comparable to and competitive with those made by others in the same or similar industries, the products of the Company may become obsolete. There can be no assurance that the Company's products will not be rendered obsolete by changing technology or that the Company will be able to respond to advances in technology to remain competitive.


     MODIFICATIONS BY PROVIDERS OF PRODUCTS AND SERVICES. While each of the hotels and resorts included in the HotelView/registered trademark/ Library have contractually indemnified the Company against any liability for any changes or modifications to the hotel or resort subsequent to the date of videotaping as well as if a hotel guest is dissatisfied with their accommodations, there may be potential liability to the Company or its subsidiaries in the event that the information represented in the vignettes or libraries is not correct. The Company is currently not insured against such liability nor does it intend to obtain insurance to cover this potential liability in reliance upon the indemnification provisions of its contracts with participating hotels and resorts. In the event that a verdict for monetary damages were assessed against the Company for liability in this regard, the Company would be required to pay such damages from its revenues, which could have an adverse affect on its operations and earnings.


     UNCERTAINTY OF PRODUCT LINE EXPANSION AND DEPENDENCE ON CERTAIN INDUSTRIES. The Company plans to create and maintain additional video libraries for travel related topics as well as on other topics of general consumer interest. However, certain of these libraries will not be available to the general public until such time as high speed data transmission capability, such as cable modems, become readily available. While cable companies such as Time Warner Cable, Continental Cablevision, Cox Cable Communications, Comcast Corp. and Tele-Communications Inc. began selling cable modems to their customers in the later part of 1996, it is not anticipated this hardware will become widely available until later in 1997. The delay in the availability to the general public could delay the introduction of certain of the Company's libraries which may have a material adverse effect on the Company and its operations. See "Business."


     POTENTIAL EFFECTS OF PEGASUS' OPTION. Pursuant to the agreement between the Company and Pegasus Systems, Inc. ("Pegasus"), the Company has granted Pegasus the option to purchase up to 33 1/3% of the outstanding capital stock of HotelView Corporation ("HVC"), currently a wholly-owned subsidiary of the Company, based upon the number of contracts between Pegasus member-based hotels and the Company. See "Business--Strategic Alliances and General Marketing Strategies--Strategic Alliances." In the event Pegasus should exercise such option, the performance levels to be met under the agreement (based upon the number of contracts between the Pegasus member-based hotels and the Company) would have generated cash payments to the Company of approximately $80,000,000 from such hotels, as well as an additional cash payment of $3,333,333 from Pegasus representing the option exercise price. To the extent Pegasus meets these levels and exercises its option, the Company's equity interest in HVC will be reduced to 662/3%. The Pegasus' option permits Pegasus to acquire a 331/3% interest of the outstanding capital stock of HVC at an exercise price which, at the time of the exercise of such option, in the event it is ever exercised of which there can be no assurance, may be substantially less than another third-party might pay for such interest on a then current value basis. Management of the Company, however, does not believe this potential reduction in the Company's equity interest in HVC would have any adverse affect on the Company and the investors in this offering in that the Company would remain the majority shareholder of HVC, reporting HVC's revenues and assets on a consolidated basis. See "Business--Strategic Alliances and General Marketing Strategies--Strategic Alliances."


     LACK OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBILITY OF VOLATILITY OF PRICES OF THE SECURITIES. Prior to the Initial Public Offering, there has been no public market for the Company's securities and there can be no assurances that an active public market for the securities will be developed or, if developed, sustained after this offering. The initial public offering prices of the securities and the exercise price and terms of the Warrants have been arbitrarily determined by negotiations between the Company and the Representative and bear no relationship to the Company's current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering price included an evaluation by management of the Company and the Representative of the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, and its capital structure

(including the investments made by private investors in the Company prior to the Initial Public Offering as well as the value assigned to these shares of Common Stock issued to parties as compensation for services rendered).


     The stock market from time to time experiences significant price and volume fluctuations that may be unrelated to the operating performance of specific companies. The trading prices of the securities could be subject to wide fluctuations in response to variations in the Company's operating results, announcements by the Company or others, developments affecting the Company or its competitors, suppliers or clients and other events or factors which may or may not be in the Company's control.


     SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS. All of the shares of Common Stock outstanding immediately prior to the Initial Public Offering are "restricted securities" as that term is defined under the Securities Act and may only be sold pursuant to a registration statement or in compliance with Rule 144 under the Securities Act or other exemption from registration. Rule 144 provides, in essence, that a person holding restricted Common Stock for a period of one year may sell such securities during any three month period, subject to certain exceptions, in amounts equal to the greater of one percent (1%) of the Company's outstanding Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks prior to the filing of the required Form 144. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two year holding period. Upon the sale of the Common Stock offered in the Initial Public Offering and the registration pursuant to this Prospectus of the shares for the Selling Security Holders, the Company will have 2,927,349 shares of its Common Stock issued and outstanding, of which 834,869 shares are "restricted securities." Of the 1,032,681 shares being registered pursuant to this Prospectus (excluding the 150,000 shares underlying the Common Stock Over-Allotment Option), 372,589 shares of Common Stock are subject to a 12-month lock-up period from the date hereof, 180,624 shares are subject to an 18-month lock-up period from the date hereof, and the remaining 479,468 are subject to a 24-month lock-up period from the date hereof. Additionally, all other shares of Common Stock held by shareholders of the Company are also subject to a 24 month lock-up period. After expiration of these lock-up agreements, all outstanding shares of Common Stock will be eligible for sale under Rule 144. The availability for sale of substantial amounts of Common Stock could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Principal Shareholders," "Company Offering," and "Shares Eligible for Future Sale."


     POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS; POSSIBLE FAILURE TO QUALIFY FOR NASDAQ SMALLCAP MARKET LISTING. The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. Upon completion of this offering, the shares of Common Stock, offered hereby may be deemed to be "penny stocks" and thus will become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock is listed on The Nasdaq SmallCap Market. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in a secondary market.


     Although the Common Stock and Warrants have been approved for listing on The Nasdaq SmallCap Market, there can be no assurances that an active trading market for the Common Stock or Warrants will develop or, if developed, will be sustained or that the securities purchased by the public hereunder may be resold at their original offering price or at any other price. Under the previous quotation criteria for The Nasdaq SmallCap Market, in order to qualify for initial quotation on The Nasdaq SmallCap Market, a company must, among other things, have at least $4,000,000 in total assets, $2,000,000 net worth, $1,000,000 "public float," and a minimum bid price for its securities of $3.00 per share. For continued listing on The Nasdaq SmallCap Market, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid of $1.00 per share;

provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion on The Nasdaq SmallCap Market if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus.


     Effective February 28, 1997 The Nasdaq Stock Market, Inc. adopted certain changes to the entry and maintenance criteria for listing eligibility on The Nasdaq SmallCap Market which become effective 60 days therefrom. In addition to increased listing criteria, new maintenance standards requiring at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in two of the last three years, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. If the Company is or becomes unable to meet the listing criteria (either initially or on a maintenance basis) of The Nasdaq SmallCap Market and is never traded or becomes delisted therefrom, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market on the OTC Electronic Bulletin Board. In such an event, the market price of the Common Stock may be adversely impacted and an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock.


     UNDERWRITERS' WARRANTS. At the consummation of the Initial Public Offering, the Company will sell to the to the Underwriters and/or their designees, for nominal consideration, warrants (the "Underwriters' Warrants") to purchase up to 100,000 shares of Common Stock and 100,000 Warrants. The Underwriters' Warrants will be exercisable for a period of four years commencing one year after the date hereof, and will entitle the Underwriters to purchase shares of Common Stock for $8.40 per share and Warrants at a price of $.14 per Warrant, which Warrants will entitle the holder to purchase one share of Common Stock at $8.40 per share. For the term of the Underwriters' Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Company's securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Underwriters' Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Underwriter may be expected to exercise the Underwriters' Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided in the Underwriters' Warrants.


     REPRESENTATIVE'S POTENTIAL CURRENT AND CONTINUING INFLUENCE ON THE COMPANY AND THE MARKET. Pursuant to the terms of the Underwriting Agreement between the Company and the Representative for the Initial Public Offering, the Representative has the right to designate a member to the Company's Board of Directors for a period of 60 months from the date hereof, such member to be reasonably acceptable to management of the Company. Mr. Swirsky shall initially serve as the Representative's designee to the Board of Directors. The ability to designate a member to the Company's Board of Directors will provide the Representative with a certain amount of continuing influence over the Company's business and operations, even though such single designee will constitute a minority of the Board of Directors. In addition, it is anticipated that a significant amount of the Common Stock and the Warrants offered in the Initial Public Offering will be sold to customers of the Representative. Although the Representative has advised the Company that it intends to make a market in the Common Stock and the Warrants, it will have no legal obligation to do so. If it participated in the market, the Representative may influence the market, if one develops, for the Company's securities. Such market-making activity may be discontinued at any time. The prices and liquidity of the Company's securities may be significantly affected by the degree, if any, of the Representative's participation in such market. In such event, the ability of an investor in this offering to sell all or a portion of his shares of Common Stock and/or Warrants at a price equal to or in excess of the initial offering price may be materially and adversely affected. Moreover, if the Representative sells the securities issuable upon the exercise of the Underwriters' Warrants or acts as a warrant solicitation agent for the Warrants, it may be required under the Securities Exchange Act of 1934, as amended, to temporarily suspend its market-making activities.

     ANTI-TAKEOVER PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK; CONTROL BY MANAGEMENT. Certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders. Furthermore, the Board of Directors has the authority to issue up to 5,000,000 shares of the Company's preferred stock and to fix the dividend, liquidation, conversion, redemption and other rights, preferences and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or the rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."


     LIMITATION OF DIRECTOR LIABILITY. The Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the Company or any other person for breach of fiduciary duty, except under very limited circumstances. Such a provision makes it more difficult to assert a claim and obtain damages from a director in the event of his non-intentional breach of fiduciary duty. See "Management--Limitation of Liability."


     FORWARD-LOOKING STATEMENTS. This discussion in this Prospectus regarding the Company and its business and operations includes "forward-looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Prospective investors are cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The Company does not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by management of the Company over time means that actual events are bearing out as estimated in such forward looking statements.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders.

                                CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) at March 31, 1997, and (ii) proforma adjusted to give effect to the sale of the 1,000,000 shares of Common Stock and 1,000,000 Warrants offered in the Initial Public Offering and the application of the estimated net proceeds therefrom assuming an offering price of $6.00 per share for the Common Stock and $.10 per Warrant. See "Use of Proceeds."

                                                                                ADJUSTED FOR SHARES
                                                           MARCH 31, 1997     AND WARRANTS SOLD(1)(2)(3)
                                                           ----------------   ---------------------------
Debt:
Loans payable, shareholders, net   .....................    $     313,575           $           0
Redeemable equity, 68,750 shares of Common Stock  ......          293,700                 293,700
Shareholders' Equity
 Common Stock, par value $.0001 1,889,849 shares
  issued and outstanding, actual 2,889,849 shares
  issued and outstanding, as adjusted ..................              189                     289
Paid-in Capital  .......................................        3,469,059               8,275,959
Accumulated Deficit    .................................       (3,226,009)             (3,226,009)
                                                            -------------           -------------
Total capitalization   .................................    $     850,507           $   5,343,932
                                                            =============           =============
Total capitalization excluding Redeemable Equity  ......    $     556,807           $   5,050,232
                                                            =============           =============

----------------
(1) Assumes repayment of shareholder loans (net of imputed discount) from working capital.

(2) After deducting underwriting discounts, commissions and offering expenses estimated to be $1,293,000.

(3) Does not include adjustment for the issuance of 37,501 shares of Common Stock valued at $4.27 per share during the period of April 1, 1997 through June 6, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." The effect of the shares is to increase total capitalization by approximately $160,125 as Redeemable Equity.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and the Company does not currently intend to declare or pay cash dividends on the Common Stock in the foreseeable future. The Company currently intends to retain earnings for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The statement of operations data as set forth below for the period from May 17, 1993 (inception) to September 30, 1994, and for the years ended September 30, 1995 and 1996 and the balance sheet data at September 30, 1995 and 1996 have been derived from the Company's financial statements, which have been audited by Goldstein, Lewin & Co., independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The statement of operations data for the six months ended March 31, 1996 and 1997, and the balance sheet data at March 31, 1997, are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial condition and results of operations for such periods. The results of operations for the six months ended March 31, 1997 are not necessarily indicative of the results to be expected for any other interim period or the entire year. The following financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.



                                            FROM MAY 17,                                          SIX MONTHS ENDED
                                          1993 (INCEPTION)     YEAR ENDED SEPTEMBER 30,               MARCH 31,
                                          TO SEPTEMBER 30,  ------------------------------- -----------------------------
                                                1994            1995              1996          1996             1997
                                          ----------------- -------------- ---------------- -------------- --------------
                                                                                                     (UNAUDITED)
SELECTED STATEMENTS OF
 OPERATIONS DATA:
Operating Revenue   .....................    $        0      $        0     $    111,719     $    6,806     $  139,703
                                             ----------      ----------     ------------     ----------     ----------
Operating Expenses
 Selling, General and
  Administrative Compensation
  and Related Costs .....................             0         206,935          985,441        277,372        371,549
 Production   ...........................             0          17,982          121,239         49,752         37,686
 Occupancy ..............................        38,409          62,991           43,875         21,171         20,900
 Professional Fees  .....................        77,886          87,662          298,815         61,893         73,742
 Interest  ..............................         5,797           9,606           27,112         11,161         53,266
 Other  .................................        66,674         117,092          527,692        154,581        228,544
                                             ----------      ----------     ------------     ----------     ----------
Total Operating Expenses  ...............       188,766         502,268        2,004,174        575,930        785,687
                                             ----------      ----------     ------------     ----------     ----------
Income (Loss) from Operations   .........      (188,766)       (502,268)      (1,892,455)      (569,124)      (645,984)
Other Income  ...........................             0           1,709              753            459          1,002
                                             ----------      ----------     --------------   ----------     ------------
Net (Loss) ..............................    $ (188,766)     $ (500,559)   $  (1,891,702)    $ (568,665)   $  (644,982)
                                             ==========      ==========    ==============    ==========    ============
Primary Earnings (Loss) per Share  ......    $    (0.18)     $    (0.43)   $       (1.35)    $    (0.39)   $     (0.37)
                                             ==========      ==========    ==============    ==========    ============
Fully Diluted Earnings (Loss)
 per Share ..............................    $    (0.18)     $    (0.43)   $       (1.35)    $    (0.39)   $     (0.37)
                                             ==========      ==========    ==============    ==========    ============


                                           SEPTEMBER 30,
                                    ----------------------------    MARCH 31,
                                         1995         1996             1997
                                    ----------   ---------------   ---------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Working Capital (Deficit)  ......   $166,492      $  (118,918)      $  (621,144)
Total Assets   ..................   $483,032      $ 1,329,151       $ 1,369,571
Long-Term Debt ..................   $116,256      $   788,435       $   120,427
Shareholders' Equity ............   $297,596      $   189,401       $   536,932

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


     The discussion in this section as well as other sections of this Prospectus regarding the Company and its business and operations contains "forward-looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The Company does not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by management of the Company over time means that actual events are bearing out as estimated in such forward looking statements.

PLAN OF OPERATIONS

     The Company exited the development stage during the fourth quarter of fiscal 1996. During its development stage, the Company produced and edited the vignettes which presently comprise the HotelView/registered trademark/ Library which is currently installed in over 200 travel agencies in the United States. The implementation of the Company's plan of operation is dependent upon the Company receiving the net proceeds of approximately $4.8 million from this offering. Management of the Company estimates such proceeds will satisfy the Company's cash requirements for approximately 24 months following the closing of the Initial Public Offering.

     Assuming the Company's receipt of the proceeds from the Initial Public Offering, the Company's current plan of operation will include continuing its plan to expand its base of 200 travel agencies equipped with the HotelView/registered trademark/ Library as well as to establish the distribution of the HotelView/registered trademark/ Library over the Internet. The Company intends to continue the development of additional content and the purchase of the requisite hardware and software to link the Company to the Internet and provide links to other websites. Management presently anticipates the Company's Internet links will be operational within 60 days following the closing of the Initial Public Offering. See "Business--HotelView/registered trademark/ on the Internet."

     The Company, subject to receipt of proceeds from the Initial Public Offering, further intends to complete the development of certain additional content libraries for travel related topics as well as other topics of general consumer interest. During the 12-month period following the date of the Initial Public Offering, management intends to expand the HotelView/registered trademark/ Library as well as complete initial volumes of the ConventionView/trademark/, CruiseView/trademark/, AttractionView/trademark/ and CareView/trademark/ libraries. Based upon other opportunities which may present themselves to the Company, the Company may seek acquisitions of additional content or technology to facilitate the expansion of the Company's operations. While none of these additional libraries will be dependent upon the technological architecture of the service (Internet, On-line or ITV) which will deliver the content to the consumer, the usage will be dependent upon the availability to the consumer of high-speed data transmission capability such as digital satellite technology and cable modems. In conjunction with the sale of cable modems by cable companies such as Time Warner Cable, Cox Cable Communications, Continental Cablevision, Comcast Corp. and Tele-Communications Inc. which began in late 1996, management of the Company anticipates access to the Internet will be made more available through cable companies via such cable modems during the balance of calendar 1997. Any delay, however, in such availability may delay the Company's broad introduction of additional libraries. See "Business--Additional Libraries Under Development."

     In conjunction with the Company's intended 12-month plan of operation (following the closing of the Initial Public Offering) to expand its libraries, the Company intends to complete the acquisition of certain software products from DCST during the next fiscal quarter. To date, no definitive agreement has been reached. Accordingly, no assurance can be given that such acquisition will be completed. The software products being acquired will form the basis for the Company's TalentView Library. No proceeds from this offering will be used for the acquisition of these software products. See "Business--Additional Libraries Under Development."

     As of March 31, 1997, the Company had incurred operating losses of $3,226,009 since inception. Approximately 70 hotel vignettes were produced up to that point in time. Revenues of $139,703 for the six months ended March 31, 1997 were recognized based on the redemption of room credit balances due to bookings made by the HVC travel agent network and tape sales to the hotels. Deposits of $57,500 collected through March 31, 1997 will be recognized as revenue by the Company in fiscal 1997 as it fulfills certain obligations; i.e., to install the videos into the travel agencies. Currently the Company offers hotels and resorts the option of either paying the contract in full in cash at the time of execution or paying a cash deposit of $3,000, with the balance of the contract amount due under a performance-based arrangement whereby the Company invoices hotels for the balance due under the contract as rooms are booked by the HVC travel agency network. The hotels and resorts are billed all or a portion of the balance due under the contract in amounts corresponding with all or a portion of amounts of bookings. At March 31, 1997 the total amount to be billed under such performance-based arrangements was $294,733. Because there is no time limitation on when or if the balance of the fees will become billable, the Company cannot predict when these funds will be available. Although management believes it will continue to bill and collect amounts due under these performance-based arrangements during the balance of the current fiscal year, any long term delay in or inability to bill these amounts may have an adverse affect on the Company.

     The Company has budgeted additional dollars to be spent on advertising the HotelView/registered trademark/ Library to the trade (including hotel chains, travel agencies and travel industry associations) as well as to consumers to expand product awareness.

     The Company intends to increase the number of hotels participating in its library through joint ventures and alliances with travel service companies having the ability to penetrate the corporate hotel chain and management company markets. On January 14, 1997, the Company entered into a written agreement with Pegasus Systems, Inc., wherein Pegasus, which provides transaction processing services between travel agents, airline reservation systems and to hotels, resorts and hotel chains, has agreed to use its reasonable efforts to market, endorse and promote the Library to each of its hotel clients and to obtain executed agreements from hotels for inclusion in the Library. See "Business--Strategic Alliances and General Marketing Strategies--Strategic Alliances." Discussions with other several companies are expected to result in marketing and sales agreements during fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

     From inception (May 17, 1993) through March 31, 1997, the Company's capital has been provided by the sale of stock, debentures, convertible debt, the exercise of warrants and shareholder loans amounting to an aggregate of $3,110,282. These funds have been used for production ($176,907), compensation ($1,179,681), acquisition of equipment ($162,710) and general operations of the Company during its development stage. Accordingly, the Company's cash and equivalents decreased primarily as a result of implementing the Company's sales and marketing strategy, as well as continued development of the Company's travel agent network and product development.

     Based on the level of success of its HotelView/registered trademark/ Library and expected introduction of additional libraries that the Company believes can be used in conjunction with most forms of media now conceived or developed in the future, the Company anticipates the acquisition of additional capital equipment including editing facilities, travel agent equipment and an Internet file server with significant capacity and memory to store video files. Additionally, the Company anticipates moving its principal offices to larger facilities and increasing the number of its employees, as required.

     The Company expects to expand its video production capability by adding additional editing suites as demand for the Company's products increases. A portion of the use of proceeds from the Initial Public Offering will be used by the Company for down payments on up to an additional 10 editing suites as well as the initial costs of staff for the editing suites. Should the demand for the Company's products continue to increase, of which there are no assurances, the Company has the option of adding a second shift of editing suite personnel thereby increasing its post-production capacity without additional capital expenditures.

     During July and August 1996, through its placement agent, the Company raised $850,000 through a private placement offering of certain of its securities. From December 1996 through June 1997, the Company raised an additional $850,000 through loans. These proceeds were used to finance operations, further market the HotelView/registered trademark/ Library and repay shareholder loans of $35,000 and payables incurred in the ordinary course of business. Such loans are being repaid from the proceeds of the Initial Public Offering. See "Use of Proceeds." It is expected that these funds will provide sufficient working capital through the effective date of this Prospectus, at which time both the results of operations, as well as the proceeds from the Initial Public Offering, should be sufficient to maintain the business for the 24 month period following the date of the Initial Public Offering.

     The Company leases its operating facility in Boca Raton, Florida under a lease which expired on April 30, 1997. The Company has continued its lease thereafter on a month to month basis. The lease provides for a monthly base rent of $3,525. In conjunction with the lease, the Company is also paying back rent in the amount of $1,494 per month. At March 31, 1997, the remaining back rent due was $1,494. Management believes the Company's obligations for back rent will be satisfied following the closing of the Initial Public Offering. See Note 8 (Commitments--Operating Leases) to Notes to the Financial Statements.

     Employment contracts with the Company's President and Vice President expiring October 21, 1999, which may be terminated by the Company on not less than three months prior notice, provide for minimum annual compensation of $125,000 each. Additionally, each of them may be entitled to a performance based bonus in cash or stock equal to 3% of the earnings of the Company before income tax, depreciation and amortization (EBITDA) in excess of the EBITDA for the previous year with the base year being fiscal 1996. Each of them, at their sole discretion, may elect to be paid in cash or in shares of Common Stock of the Company. Further, each of them is entitled to receive options to purchase 125,000 shares of Common Stock at an exercise price of $6.00 per share, which options are exercisable for a period of five years from the date of grant and contain certain anti-dilution provisions. Finally, each of these executives is entitled to an automobile allowance. See Note 8 (Commitments--
Employment Agreements) to Notes to Financial Statements and "Executive Compensation."

                                    BUSINESS


GENERAL


     The Company is a multi-media content developer specializing in the production, marketing and distribution of interactive visual information for delivery by a variety of platforms including the Internet, On-line services and, eventually, Interactive Television (ITV). As used herein, "content" is defined as the information carried on the information superhighways. The Company's focus is to develop high quality content at a low cost which is edited into short entertaining pieces for distribution to consumers regardless of the medium. The Company is not dependent on the technological architecture of the service that will deliver this content to the consumer and is developing its products and services to be fully operational on any potential platform.


     Consumers today are accustomed to television, a visual medium of full-motion, full-color video, that is sound enhanced and readily available to every consumer's home or business. On-line computer users are accustomed to TV-like monitors and displays providing access to graphics and text databases on every topic imaginable through service providers that make connections to these databases affordable and easy. Computers outsold television sets in 1995 for the first time in history. The combination of accessible, indexed, on-line information in full-motion, full-color video forms the basis and the requirement for multi-media Internet capability or ITV. In the opinion of management, the demographics of the Internet offer the Company a very favorable platform for its products and services. For instance, according to Nielsen Media and the U.S. Census Bureau, it is currently estimated there are 50,000,000 Internet users worldwide, with in excess of 30,000,000 in the United States. The total number of worldwide users is expected to reach 200,000,000 by next year. Of the people on-line, the average annual income is $72,000 (compared to $32,000 nationwide), 25% generate income of $80,000 annually and 50% are professional or managerial. These demographics represent an ideal target for the Company's products and services.


     Billions of dollars are being invested by companies such as Microsoft, AT&T, TCI, Time Warner, Viacom, Intel, GTE and others to develop the communications, storage, access and user interface technology that will enable information, entertainment and communications to converge. These converging technologies form the basis of a global consumer and commercial information source offering unprecedented access to all kinds of media. Whether it is through the Internet or the impending ITV, information connectivity between the consumer and the source is the basis of these companies' investments.


     Management of the Company concurs with Microsoft's Chairman Bill Gates when he stated "Content is King" in response to an inquiry as to why he was purchasing photographic libraries, artwork rights and other visual media. In management's opinion, content is the determining factor that will create the demand as well as determine the ultimate success of the new communication and information services. The Company owns or, in the case of libraries under development, will own, all of the content included in its products and services. Management of the Company believes content such as that offered by the Company will become more increasingly in demand to fill the voids created by the expanded capacity these new technologies provide.


THE COMPANY'S PRODUCTS AND SERVICES


THE HOTELVIEW/registered trademark/ LIBRARY


     The Company's first product, the HotelView/registered trademark/ Library , is an interactive visual library of hotels and resorts which is being marketed through the Company's wholly-owned subsidiary, HotelView Corporation ("HVC"), a Florida corporation incorporated on September 15, 1993. The HotelView/registered trademark/ Library contains short, concise visual brochures ("vignettes") depicting the specific characteristics and amenities of hotels and resorts in full-motion video. Each vignette is approximately two to three minutes in length and provides the viewer with a look at the hotel's amenities. All facilities included in the HotelView/registered trademark/ Library are videotaped in a uniform manner and follow a format developed by the Company in order to maintain consistency and quality. Hotel and resort management are not involved in the development or content of the vignette except to verify accuracy, thereby permitting the HotelView/registered trademark/ Library to be fair and consistent in its presentation. Professionally videotaped with a voice narrative, the vignette shows the features of the hotel, including rooms, conference facilities, lobby, pool, restaurants, grounds, sports facilities, and spas. Information concerning the location of the property relative to area attractions and airport facilities is also provided. The HotelView/registered trademark/ Library is marketed to hotels and resorts, travel agencies, and potential travelers. By inclusion in the HotelView/registered trademark/ Library, a hotel reaches thousands of travel agents and potential guests through a convenient, low cost, and effective method. The Company's HotelView/registered trademark/ Library is initially being distributed on laser discs to its travel agency network. The Company is developing additional capabilities to make both the HotelView/registered trademark/ Library and its other libraries available on the Internet, On-line services and ITV.


HOTELVIEW/registered trademark/ IN TRAVEL AGENCIES


     The Company believes it has established a niche market in the hotel and travel industry by providing travel agents and potential travelers with full motion vignettes about hotels and resorts located in North America, the Caribbean and Europe which are consistent in format, style, quality and duration. While various textual databases exist containing substantial information on hotels and resorts and their amenities (including brochures with photographs), these limited forms of media are becoming inadequate as consumers are demanding more detailed information in multi-media formats. The Company believes concise, non-promotional videos, with a voice narrative, specifically designed to provide the viewer with a clear perception of a hotel's or resort's facilities will meet this demand. The HotelView/registered trademark/ Library is simple to use. The viewer loads the laser disc for the region they wish to view into the player and a menu appears that asks the viewer to select from a list of hotels by name or location. The viewer can then make a selection and view a particular hotel. At any time, the viewer can also choose to view nearby services or attractions--such as theme parks and sports facilities. The Company's concept is for a potential traveler to "Look Before You Book/trademark/" a reservation so that travelers can make a more knowledgeable decision when choosing a hotel or resort.


     For those travelers who are unable to visit a travel agency, HotelView/registered trademark/ Library videos are also available through the mail. A traveler wishing to receive videos on specific hotels can call a HotelView/registered trademark/ travel agent and request them. The agent can easily copy the desired videos from the discs onto VHS tape and mail the tape to the customer. Blank tapes and mailers are currently supplied at no charge by the Company to the travel agents.


     The HotelView/registered trademark/ Library can be used in conjunction with other travel agent tools, such as airline reservation system terminals and various hotel directories that list location, price range, and basic amenities for thousands of hotels worldwide. Once a traveler has identified a hotel or group of hotels that meets his requirements, the traveler can use the HotelView/registered trademark/ Library to actually "see" the property. The Company believes that by using the HotelView/registered trademark/ Library, travel agents can reduce costly research time and improve client satisfaction. Travel agents can use the video library themselves (to learn more about the hotels and resorts included in the HotelView/registered trademark/ Library) or provide access to the library to their clients.


     Each hotel or resort pays an annual fee of between $6,000 and $12,000 for inclusion in the HotelView/registered trademark/ Library and must renew its agreement and pay a fee to the Company each year to remain in the Library. The Company owns all rights to the content contained in the HotelView/registered trademark/ Library. Currently, the Company offers hotels and resorts the option of either paying the contract amount in full at the time of execution or payment of a cash deposit of $3,000, with the balance of the contract amount due under a performance-based arrangement. The hotel or resort is invoiced by the Company for the balance due under the original contract as rooms are booked by the HVC travel agency network. The Company generates quarterly reports which reflect the amount of room revenue a particular hotel or resort received from bookings made by the HVC travel agency network during that quarter. The performance-based arrangements provide that the balance due the Company by the hotel or resort is paid in an amount equal to a percentage (ranging from 100% to 30%) of the room revenue generated by the HVC travel agency network until the balance due under the contract is paid in full. Approximately 91% of the existing performance-based payment arrangements currently in place are either at the 100% level or the 50% level. As of the date hereof, all of the hotels or resorts which have contracted with the Company have opted to pay the cash deposit, with the balance payable under the performance-based arrangements. At March 31, 1997, the Company had a total service fee balance of $294,733 due under the performance-based contracts, which revenue is not recorded by the Company until billed. While there can be no assurances, based upon the room revenues generated by the HVC travel agency network to date, management of the Company reasonably believes this balance will continue to be billed and collected by the Company pursuant to its terms.


     In the event the HVC travel agency network has not generated sufficient bookings in the first year of a participating hotel's contract to cause the balance due on the contract to become due under the aforedescribed performance-based arrangement, the Company presently anticipates it will extend the contract for an additional year at no charge to the participating hotel. If, at the end of the second full year of the contract the participating hotel still has not generated sufficient billings to cause the balance under the performance-based arrangement to become due, the Company will deem such amount to be uncollectible. Management of the Company anticipates amending the performance-based arrangement within two years from the date of the closing of this offering to provide that all hotel contracts will be payable in cash in full at the time of execution, thus eliminating the aforedescribed performance-based arrangements. Management, however, may elect to continue such performance-based arrangements with all or a portion of the participating hotels at management's sole option.


     The HotelView/registered trademark/ Library is supplied free of charge to qualifying travel agencies who typically have a minimum of six agents, have been in business for at least five years, and have annual hotel bookings of at least $2,000,000. As of March 31, 1997, the HotelView/registered trademark/ Library is installed in over 200 travel agencies in the United States. Each travel agency enters into a written agreement (the "Travel Agency Agreement") with the Company for an initial term of one year which is automatically renewed for additional one year periods unless terminated by either party upon 30 days prior written notice. Pursuant to the terms of the Travel Agency Agreement, the Company provides the travel agency with one complete HotelView/registered trademark/ Library (including updates) on laser discs, a laser disc interactive player and TV/VCR combination (the hardware necessary to both view the HotelView/registered trademark/ Library and make copies of selected vignettes for the travel agency clients to view at home) as well as requisite marketing materials. Both the discs and hardware remain the property of the Company. In turn, each travel agency is responsible for booking an average of at least $400 per month of room revenue in hotels or resorts contained in the HotelView/registered trademark/ Library. In the event any travel agency does not generate room revenue of at least $1,200 in any given quarter, the Company in its sole discretion can remove the hardware and HotelView/registered trademark/ Library and terminate the Travel Agency Agreement. Of the 400 travel agencies currently under contract with the Company approximately 200 of them have been equipped with the HotelView/trademark/ viewing system and received the first set of HotelView/registered trademark/ Library discs in November 1996. The Company is currently in the process of evaluating the travel agencies' performance under the terms of the Travel Agency Agreements. As of the date of this Prospectus, the Company has not had sufficient time to make definitive evaluations regarding the travel agencies' performance.


     As an additional incentive for travel agencies to promote hotels and resorts featured in the HotelView/registered trademark/ Library, travel agencies who book in excess of $3,000 per quarter are entitled to participate in a pool to receive cash incentives from the Company. The amount of cash available to be distributed is equal to a maximum of 10% of the cash receipts received by the Company during the fiscal quarter from both contract fees and deposits under contracts. The travel agencies entitled to participate in the incentive pool are divided into four levels based upon the amount of business booked in the quarter as verified by the Company. Currently these levels are Level 1--$3,001-$5,000, Level II--$5,001-$10,000, Level III--$10,001-$20,000,
and Level IV--over $20,000. One quarter of the available cash incentive is divided equally among all the eligible pool participants; one quarter is divided equally among the agents in the Levels I, II and III; one quarter is divided equally among the agents in the Levels I and II; and the final one quarter is divided equally between the agents in Level I. The total cash incentives for the six months ended March 31, 1997 was $5,086 which is to be distributed to a total of approximately 35 travel agencies. As collection of revenues based on bookings increases and the number of HotelView travel agencies grows, so will the amount paid to the travel agencies and the number of agencies qualifying for incentive payments. The Company may, however, at its sole discretion from time to time elect to change either the amount of cash available to be distributed as cash incentives or the parameters of the incentive pool, or both.


     As set forth above, the Company has currently selected laser discs as the storage medium for the HotelView/registered trademark/ Library since laser discs are extremely high quality, easy to use, and most importantly, allows instant access to individual vignettes. Unlike video tapes, laser discs do not require fast forward or reverse winding in order to access a particular part of the media. The viewing system used in the HotelView/registered trademark/ Library system is provided by several leading manufacturers. The Company purchases the equipment comprised of a laser disc player and a combination television/VCR at a price of under $600. The Company has entered into a capital lease for certain of this equipment with an unaffiliated third party leasing company. The monthly lease obligation for 92 television/laser disc players and 75 VCRs is approximately $2,300 for a period of 26 months. A portion of the use of proceeds from the Initial Public Offering will be used to purchase an additional 400 viewing systems. See "Use of Proceeds."


     The Company has also established pricing with Imation, a division of 3M Corporation, a leading supplier of laser discs, to create the disc masters at a one time per disc cost of $2,000. The agreement also provides for a $8 per disc copy cost. There are many other major suppliers of disc masters and laser discs, including Sony and Pioneer. Accordingly, the Company is not dependent on any one supplier for its equipment. The Company also uses local companies for its video tape replication, and there are many similar suppliers of these services at local, state and national levels.


HOTELVIEW/registered trademark/ ON THE INTERNET


     Because most Internet users have been raised on television, the Company believes video capabilities will prove to be an important part of the eventual success of the Internet. As previously discussed, many companies are developing full multi-media capabilities for the Internet which will include video transmission. These capabilities include video file streamers, a currently available software based product which allows transmission of files in a streaming method permitting the viewer to see the file (video) as it is being transmitted. This enables slower speed modems to view video in a faster way than waiting for the entire file to be downloaded. The Company is currently developing content for distribution over the Internet using existing technology. Because management of the Company believes that this will benefit hotels and resorts seeking exposure, the Company has continued to develop marketing and content relationships where the Company will offer Internet access to the HotelView/trademark/ Library of content as well as any of the Company's other libraries.


     As high speed access (such as cable modems and digital satellite technology) becomes available, the Company plans to provide hotels and resorts with a single video storage location (file server) that will be connected to the Internet and linked to all major travel related websites. In this arrangement, Internet users visiting a travel website such as TravelWeb/trademark/ (www.travelweb.com) can make airline reservations, select a hotel, see the HotelView/registered trademark/ video and book the hotel without leaving the travel services' website. See "Business--Strategic Alliances." The hotel or resort's annual fee allows each of them to participate in both the HVC travel agency distribution network as well as to be included in the HotelView/registered trademark/ Library on the Internet, when available, with links to all participating travel service websites. This exposure provides, in management's opinion, a competitive advantage to hotels and resorts included in the HotelView/registered trademark/ Library in that the Company will store and distribute the video, thereby eliminating the front end costs associated with the costly hardware and communications necessary to distribute video over the Internet. A portion of the use of proceeds from this offering will be used to acquire the requisite hardware and software to link the Company to the Internet and provide links to other websites. It is anticipated the Company's Internet links will be operational within 60 days following the closing of this Offering.

ADDITIONAL LIBRARIES UNDER DEVELOPMENT


     Management of the Company believes the rapid development of high speed data transmission capability (such as cable modems) as well as new high speed file transfer technology will permit consumers to view on-line information in full-motion, full-color video and will generate an increasing demand for high quality video content. In addition to the HotelView/registered trademark/ Library, the Company plans to create and maintain additional video libraries for travel related topics as well as on other topics of general consumer interests. These additional libraries will not be dependent on the technological architecture of the service (Internet, On-line service or ITV) which will deliver the content to the consumer.


     The availability of such additional libraries, however, will be dependent upon the availability of high speed data transmission capability such as cable modems to the consumer. Currently, access to the Internet is available, for the most part, through telephone lines. Cable modems can move text, voice and pictures 50 to 100 times faster over cable television lines than standard telephone modems that send and receive information on personal computers. Cable modems are also faster than the telephone industry's high-speed data lines using "ISDN" technology.


     Cable modem makers include Motorola, Bay Networks' LAN-city, General Instrument, Scientific-Atlanta and Hewlett-Packard. Cable companies such as Time Warner Cable, Cox Cable Communications, Continental Cablevision, Comcast Corp. and Tele-Communications Inc. began selling cable modems during late 1996. Some of the markets where the service is now offered include New Orleans, Louisiana; Akron, Ohio; Baltimore, Maryland; Hartford, Connecticut; Sarasota, Florida; Orange County, California and San Diego, California with many more markets slated to be added. Prudential Securities estimates the cable modem hardware business will grow from $40 million in 1997 to more than $450 million in 2000, with cable companies making an estimated $1.6 billion from high-speed data services. Management of the Company believes that content such as that owned and being developed by the Company will become in more demand as the cable modem market expands.


     The following are examples of the libraries already in development stages by the Company.


/bullet/ CRUISEVIEW/trademark/--A visual database of top cruise ships and facilities.


/bullet/ ATTRACTIONVIEW/trademark/--A visual database of attractions and services located at destinations where the Company has hotel properties included in the HotelView/trademark/ Library.


/bullet/ CONDOVIEW/trademark/--A collection of time share residences in connection with other marketing partners in the interval ownership business.


/bullet/ ADVENTUREVIEW/trademark/--A collection of exotic and exciting vacations on video. Vignettes of unusual activities ranging from rafting trips, safaris, mountain climbing, diving expeditions and even hiking through the Amazon.


/bullet/ CAMPVIEW/trademark/--A collection of video tours of seasonal camps, sports camps and other types of campgrounds for children and adults.


/bullet/ CONVENTIONVIEW/trademark/--A visual library of convention centers and meeting facilities.


/bullet/ CAMPUSVIEW/trademark/--A visual database of American colleges and universities. Concise vignettes include tours of the school's facilities, special program descriptions, and campus social life.


/bullet/ CAREVIEW/trademark/--A library of nursing homes, adult care centers and rehabilitation facilities.


/bullet/ HEALTH & FITNESSVIEW/trademark/--A collection of specific exercise videos. The viewer can customize a workout by watching and selecting only the exercise segments they need.

/bullet/ MEDICALVIEW/trademark/--Medical treatments are presented in-depth, in easy-to-understand, comforting terms by a physician specializing in that field.


/bullet/ PRODUCTVIEW/trademark/--A collection of consumer products presented in a format enabling consumers to review each item's features and capabilities before they purchase. Selected manufacturer's entire lines, in every model and color, will be shown. Full-motion instructional information will be included on products requiring assembly.


/bullet/ TALENTVIEW--A collection of four independent talent-related libraries providing multi-media information, including:

   VOICE SELECT, a library of voice talent, by region, with up to five actual recordings of the talent's work and complete experience profile.

   DIRECTOR SELECT, a library of directors, by region, with resumes, profiles and actual video clips of their work.

   ACTOR SELECT, a library of actors and actresses with resumes, profiles and actual video clips of their work.

   MODEL SELECT, a library of models, by region, with actual clips of runway work and product presentations.

     Based upon other opportunities which may present themselves to the Company, the Company may seek acquisitions of additional content or technology to facilitate the expansion of the Company's operations.

     In conjunction with the planned expansion of the Company's product offerings, the Company is negotiating the terms which will permit it to acquire all rights and interests in four software products from Digital Criteria Search Technologies, Inc. ("DCST") including Voice-Select (a library of voice talent), ModelSelect (a library of modeling talent), DirectorSelect (a library of film and video directors) and ActorSelect (a library of acting talent), together with certain computer hardware and software related thereto. In addition, it is presently anticipated the Company will obtain the worldwide exclusive marketing rights for Checkmate, a multimedia dating service, and CareerSelect, a multimedia job opportunity library which also contains information concerning potential employment candidates and which will be available through the Internet. This software has not been marketed by DCST nor has DCST realized any revenue from it. It is presently anticipated the Company will tender shares of its Common Stock in payment for the rights to be acquired, however, the Company has not executed a definitive agreement as of the date hereof and; accordingly, the final terms of the transaction are not finalized nor are there any assurances the proposed transaction will be consummated.


VIDEOTAPING AND PRODUCTION

     The HotelView/registered trademark/ Library is being produced using an international network of independent professional camera crews, cultivated over 13 years by the Company's co-founder, Alan Saperstein, who was Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screens and staffing. See "Management." The camera crews are independent contractors, enabling the Company to pay for services only as required. The Company has developed a network of camera crews in 40 states as well as in Europe, Japan, and the Far East. Crews in areas such as New York, Washington, D.C., Boston, Florida, Arizona, California, Nevada, Louisiana, Oregon, Hawaii and the Caribbean and Europe have already taped HotelView/registered trademark/ vignettes. These crews have been trained by the Company to tape properties in an efficient and low cost manner. The Company's production staff has been trained to create vignettes which conform in content, quality and duration. The Company will use the same camera crews and cookie-cutter format employed in the HotelView/registered trademark/ vignettes when developing its additional libraries.

     The Company has a Media 100, a state-of-the-art non-linear video editing system, as well as a digital sound editing system fully operational in its Boca Raton, Florida facility. During the past few years, the advanced technology available through the use of digital editing systems, such as the Company's, have significantly reduced both the costs for the equipment as well as the post-production costs associated with creating full-motion videos such as those which form the basis of the Company's products. According to literature provided by Media 100 Inc. (MDA, Nasdaq), systems similar to those used by the Company are in use by nearly 10,000 users worldwide including a wide variety of companies such as Microsoft, Apple Computers, Hanna Barbera, BBC, CBS, CNN, MTV, TCI Cable, Time Warner Cable, Smithsonian Institution, DuPont, General Motors, Sega Enterprises, Warren Miller Entertainment, the Central Intelligence Agency and the Los Alamos National Lab. Editing equipment once costing close to $1 million per editing suite is being replaced by digital editing systems such as those in use by the Company for less than $200,000. According to management based upon their previous experience, the sophistication of the digital technology is reducing the post-production time for similar type videos from as much as four days to as little as four hours.


     The Company has hired and trained personnel to perform editing and final production tasks. Each editing suite will be staffed with a team consisting of an editor, a writer/producer and a graphic 3D artist. Each suite will be able to complete post-production on five to six vignettes per week on one shift, thereby permitting the Company to produce approximately 250 to 300 vignettes per year per editing suite. The Company currently has one editing suite. The editing equipment and software, which costs approximately $170,000, is being financed under capital lease agreements with an unaffiliated third party leasing company which terminate in 1998 with payments totaling approximately $5,500 per month. The Company expects to expand its video production capability by adding additional editing suites as demand for the Company's products increases. A portion of the use of proceeds from the Initial Public Offering will be used by the Company for down payments on up to an additional 10 editing suites as well as the initial costs of staff for the editing suites. Should the demand for the Company's products continue to increase, of which there are no assurances, the Company has the option of adding a second shift of editing suite personnel thereby increasing its post-production capacity without additional capital expenditures.


STRATEGIC ALLIANCES AND GENERAL MARKETING STRATEGIES


STRATEGIC ALLIANCES

     One of the Company's marketing strategies is to enter into strategic alliances with enterprises that have the ability to reach customers in the Company's targeted markets. In this regard, the Company has successfully established relationships with prominent companies in the travel industry to assist the Company in the marketing and distribution of the HotelView/registered trademark/ Library.

     The Company has entered into a two year agreement (the "Pegasus Agreement") with Pegasus Systems, Inc. ("Pegasus") whereby Pegasus has agreed to use its reasonable efforts to market, endorse and promote the HotelView/registered trademark/ Library to each of its hotel clients and to obtain executed agreements from hotels for inclusion in the HotelView/registered trademark/ Library. Pegasus receives a commission of 20% on sales made for initial contracts and 10% for renewals of contracts obtained by it. The Pegasus Agreement also gives Pegasus an option to purchase up to 331/3% of the outstanding capital stock of HVC (currently a wholly-owned subsidiary of the Company) based upon the number of contracts between Pegasus member-based hotels and the Company. Specifically: at such time as the Company has entered into at least 1,000 initial contracts with Pegasus member hotels, Pegasus has the option to purchase up to 5% of HVC for $500,000 in cash; at such time as the Company has entered into at least an additional 1,500 initial contracts with Pegasus member hotels (for a total of 2,500 initial contracts) Pegasus has the option to purchase up to an additional 10% of HVC for $1 million in cash; at such time as the Company has entered into at least an additional 2,500 initial contracts with Pegasus member hotels (for a total of 5,000 initial contracts), Pegasus has the option to purchase up to an additional 10% of the Company for $1 million in cash; and, finally, at such time as the Company has entered into at least an additional 5,000 initial contracts with Pegasus member hotels (for a total of 10,000 initial contracts), then Pegasus has the option to purchase up to an additional 8.3% of the Company for $833,333 in cash. Assuming all performance levels were met by Pegasus, it would have the option to acquire 331/3% of HVC for a total cash payment of $3,333,333.

     To the extent that Pegasus meets these levels and exercises its option, the Company's equity interest in HVC will be reduced by 331/3% to 662/3% and Pegasus would have had the opportunity to purchase the 331/3% interest in HVC at a pre-determined price which, at the time of the exercise of such option, could be substantially less than HVC could receive in the sale of such equity interest to other third-parties at then current values. Management of the Company, however, does not believe this reduction in the Company's equity interest in HVC would have any adverse affect on the Company and the investors in this offering in that the Company would remain the majority shareholder of HVC, reporting HVC's revenues (which would be significantly enhanced by virtue of the revenue generated under the execution of the contracts with the Pegasus members) and assets on a consolidated basis with the Company, the Company would have received $3,333,333 of additional working capital in exchange for the minority interest in HVC, the Company's relationship with Pegasus would be further strengthened and the initial contracts with the Pegasus' members would, in the opinion of management of the Company, provide a recurring revenue stream to the Company by virtue of an annual renewal of a majority, if not all, of the initial contracts. For example, in order for Pegasus to exercise its options at each of the levels described above, and assuming that the average fee for a hotel that Pegasus obtains on behalf of the Company is $8,000 per hotel (based upon information provided by Pegasus that the average Pegasus member hotel is a domestic hotel whose annual fee will be $8,000), the Company would have realized gross revenues of (i) $8 million (for a 5% equity interest in HVC);
(ii) an additional $12 million (for an additional 10% equity interest) for a total of $20 million, totaling a 15% equity interest; (iii) an additional $20 million (for an additional 10% equity interest) for a total of $40 million totaling a 25% equity interest; and (iv) an additional $40 million (for an additional 8% equity interest) for a total of $80 million, totaling 331/3%. The Company believes, but there can be no assurances, that the additional revenues that will need to be generated in order for Pegasus to exercise its options will increase the Company's earnings, which, in turn, will increase shareholder value in the Company to a degree that it would not otherwise realize.


     The Company has recently entered into negotiations with Advancestar Communications, which publishes Premier Hotels and Resorts magazine. It is the intent that Advancestar Communications will use its best efforts to market, endorse, and promote the HotelView/registered trademark/ Library to its hotel clients and to obtain executed agreements between its hotels clients and the Company for inclusion in the HotelView/registered trademark/ Library. The Company has not finalized terms of this agreement, and there are no assurances a formal agreement will be reached.


     In June 1996 pursuant to a one year agreement, the Company retained the services of Stratus Management Group, Inc., ("SMGI") to provide the Company with consulting services which include developing marketing plans for HVC, developing products and services, analyzing partnership and acquisition opportunities, and structuring business relationships. SMGI is a management consulting firm with a worldwide management, strategic planning, marketing, technology and executive search practice specializing in hospitality and other travel related industries. In consideration for SMGI's services, the Company has the option to pay SMGI either $7,000 per month during the term of the agreement or $3,000 in cash and 938 shares of common stock per month. At all times during the term of its agreement with SMGI, the Company has elected the latter option. The Company presently anticipates it will renew its agreement with SMGI, however, as of the date of this Prospectus such renewal has not been finalized.


     In August 1996, the Company retained Keating Communications, Inc. ("Keating") as a consultant for public relation services for HVC which services include acting as a liaison with the press and providing press kits, setting up media interviews, assisting in special events, trade shows and seminars, undertaking a media audit on behalf of HVC, and general public relations counseling. In consideration for these services, the Company paid Keating $3,500 per month over the term of the agreement which terminated on December 31, 1996. Keating has over 30 years experience in international public relations and marketing communications and represents companies in the hospitality and other travel-related industries such as the Barbados Hotel Association, Chalet Susse, Consort Hotels, Elegant Resorts of Barbados, The Grande Collection of Hotels, Jarvis Hotels, Loews Hotels and Turnberry-Scotland as well as numerous other companies including airlines, car rental agencies, cruise lines, financial institutions, governments, health care companies, rail lines and restaurants. Following the completion of the Initial Public Offering, the Company intends to engage Keating for an additional one year term.


     The Company also anticipates engaging Irma S. Mann, Strategic Marketing, Inc. following the closing of the Initial Public Offering to design trade show booths and collateral materials for the Company. Irma S. Mann, Strategic Marketing, Inc. is a full-service marketing and advertising firm specializing in the hospitality and travel industry. The Boston-based company's clients include Four Seasons Hotels and Resorts, ITT Sheraton Corporation, ANA Hotels, Sonesta International Hotels Corporation, Best Western International, Utell International and the Islands of the Bahamas.


MARKETING


     The Company continues to target and establish relationships with major hotel chains, travel agencies, travel associations and travel bureaus throughout the United States, Canada, Europe and the Caribbean. While the Company has established relationships with a number of the larger hotel chains such as Hilton, Wyndham, Hyatt and SuperClubs, the Company is also focusing on lesser-known, but high quality hotels and resorts who may not have the name recognition of the larger chains and, thus, are often overlooked by travelers and travel professionals. The Company currently focuses on those hotels that have at least 100 rooms and a minimum daily room price of not less than $100 per day. The Company is also in the process of establishing relationships with smaller properties such as bed and breakfasts in the Caribbean and New England, as well as in targeted ski areas throughout the United States for inclusion in the HotelView/registered trademark/ Library. The Company has already established relationships with agencies that are part of a number of the major consortiums including American Express/registered trademark/, VTS/registered trademark/, and Carlson/registered trademark/.


     The Company has begun a national advertising program in both newspapers and travel magazines introducing the HotelView/registered trademark/ Library to consumers as well as to hotels and travel agents. The credibility the Company may gain from this program is expected to enhance the sales efforts and increase the closure rate of hotels. The Company has created a promotional video that demonstrates the operation of the HotelView/registered trademark/ system. The video contains examples of hotel vignettes and shows the benefits of the system to the traveler, travel agent and hotel and resort operators. The video, along with various brochures, has been sent to the targeted travel agencies representing a significant portion of the leisure travel business. The Company has installed over 200 systems in travel agencies nationwide to promote the program and test its operation. The initial library consisting of four discs with hotels from New York; Boston; Washington, D.C.; California; Arizona; Nevada; Florida and the Caribbean was distributed in November 1996. Through March 31, 1997, HVC travel agencies have produced approximately $1,180,000 in hotel bookings for hotels participating in the HotelView/registered trademark/ Library.


     To date, signed contracts with hotels for inclusion in the HotelView/registered trademark/ Library have primarily resulted from the Company's direct sales group. Regional sales representatives are canvassing primary U.S., Caribbean, and European leisure destinations for the initial library. The direct sales representatives work in conjunction with a telemarketing department that sets appointments with hotel management. The Company has developed brochures, marketing collaterals and demo videos to support the sales efforts. The Company currently has four outside sales representatives located in California, Hawaii and Munich, Germany. As needed, the Company may increase its customer service staff.


     The Company markets the HotelView/registered trademark/ Library to travel agencies through the Company's in-house telemarketing staff which currently consists of one person. Marketing materials are provided to travel agencies that include a sample videotape of the Company's products and an explanation of the Library. Subsequent follow-up telephone calls are made by the Company's in-house staff. At that time, the travel agency usually determines whether it intends to enter into a written agreement with the Company.


     As previously mentioned, the Company has established a sales office in Munich, Germany. To date, minimal revenues have been generated through this office; however, during the 12 months following the Initial Public Offering management of the Company believes, although there can be no assurances, that the Company's international operations will generate signed contracts with approximately 25 to 50 hotel properties for inclusion in the HotelView/registered trademark/ Library generating approximately $250,000 in revenues and expenses of approximately $175,000. It is also anticipated by management that through the efforts of this Munich, Germany office the HotelView/registered trademark/ Library will be installed in 40 to 50 European travel agencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


COMPETITION


     The Company is engaged in a highly competitive segment of the industry which disseminates information through video technology. The Company may compete directly or indirectly with many companies, a number of which are larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage. However, the Company believes, but there can be no assurances that, there are no competitors who have or are developing products using the same format, style, content and delivery as the Company's, although similar products may exist in different formats. Although individual hotels may undertake the production of a video of their property as a marketing tool, the Company knows of no other company that is assembling and distributing a library similar to the Company's HotelView/registered trademark/ Library.


INTELLECTUAL PROPERTY


     Each of the Company's vignettes is protected to the fullest extent under United States copyright law, and all foreign jurisdictions with whom the United States is party to a treaty concerning the protection of copyright (including the Berne Convention). As of May 30, 1995, the Company obtained federal trademark protection for its mark HotelView/registered trademark/. The Company has also filed applications for federal trademark registration for the marks CruiseView/trademark/, CampusView/trademark/, Health & FitnessView/trademark/, MedicalView/trademark/, ConventionView/trademark/, AdventureView/trademark/,
ProductView/trademark/ and Look Before You Book/trademark/. If and when a federal trademark registration is granted, the Company must file a statement of use during the fifth and sixth years from the date of grant. A trademark is granted for a period of 10 years and may be renewed for additional 10 year periods.


EMPLOYEES


     The Company and its wholly owned subsidiary, HVC, currently have 13 full-time employees and one part-time employee, of which three are in management, two are in sales, two are in telemarketing/ customer relations, three are in video production, and four are administrative.


FACILITIES


     The Company currently leases approximately 3,525 square feet of office space in Boca Raton, Florida. The lease commenced on May 1, 1995 and continued for two years to April 30, 1997, with one two-year renewal option. The Company did not exercise the renewal option available under the lease. The Company and the landlord have agreed that the Company will continue to lease the offices on a month to month basis after April 30, 1997. The Company's monthly rent is $3,525. In addition, the Company is obligated for back rent which amount, as of March 31, 1997, was $1,494, which amount shall be satisfied from the proceeds of the Initial Public Offering. The Company is currently searching for a location to relocate its corporate offices which will include space for additional editing suites in either Palm Beach or Broward county, Florida. Management does not anticipate the Company will have any difficulty locating adequate space at competitive prices. A portion of the proceeds from the Initial Public Offering will be used for such purchase and relocation expenses. See "Use of Proceeds."


LEGAL PROCEEDINGS


     Neither the Company nor its subsidiary, HotelView Corporation, is a party to any material legal proceedings and, to the best of the Company's information, knowledge and belief, none is contemplated or has been threatened.

                                   MANAGEMENT


     The following persons are the directors and executive officers of the
Company:


NAME                   AGE                             POSITION
--------------------   -----   ------------------------------------------------------------
Randy S. Selman        41      President, Chief Executive Officer, acting Chief Financial
                               Officer, Director
Alan M. Saperstein     38      Vice President, Secretary, Director

     RANDY S. SELMAN. Since the Company's inception in May 1993, Mr. Selman has served as the Company's Chief Executive Officer, President, and a director and since September 1996, its acting Chief Financial Officer. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (SKTC-Nasdaq SmallCap Market), a publicly-traded software development company. SKTC develops and markets software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in the company's initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.


     ALAN M. SAPERSTEIN. Mr. Saperstein has served as the Company's Vice President, Secretary and a director since its inception in May 1993. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations which have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.


     Officers are elected annually by the Board of Directors and their terms of office are at the discretion of the Board. The officers of the Company devote full time to the business of the Company. The Company has purchased key-man insurance on the life of Mr. Saperstein and intends to purchase similar insurance for Mr. Selman within 60 days from the date of this Prospectus. Additionally, following the date hereof the Company intends to undertake an employment search to hire a full-time Chief Financial Officer. See "Use of Proceeds."


     There is no family relationship between any of the executive officers and directors.


BOARD DESIGNEES


     On the date of this Prospectus, the Company expanded its Board of Directors by the addition of the following three individuals. Of the additional directors, Messrs. Swirsky and Service are deemed to be outside directors.


     BEN SWIRSKY. Since June 1992, Mr. Swirsky, 55, has been the President and Chief Executive Officer of Slater Steel, Inc., a publicly traded company listed on the Toronto Stock Exchange (SSI) with investments in the steel, steel service, forging, pole-line hardware and trucking industries. Mr. Swirsky is also a member of the Board of Directors of the Four Seasons Hotel Corp., a chain of first class hotels located throughout the world.


     BRIAN K. SERVICE. Mr. Service, 49, is currently an international business consultant with clients in North and South America, the United Kingdom, Asia, Australia and New Zealand. From October 1992 to October 1994 Mr. Service was CEO and Managing Director of Salmond Smith Biolad, a New Zealand publicly-traded company. From October 1986 to October 1992 he was CEO and Executive Chairman of Milk Products Holding (North America) Inc., a wholly-owned subsidiary of the New Zealand Dairy Board in Santa Rosa California, which was the sole marketer of New Zealand dairy products in North America.


     ERIC JACOBS. Mr. Jacobs, 49, has been Vice President and General Manager of the Company's wholly owned subsidiary, HotelView Corporation since March 1996. Since 1976, Mr. Jacobs has served as the Chairman of the Miami Beach Visitor and Convention Authority and since September 1993, he has served as Chairman of the Greater Miami and the Beaches Hotel Association. Since 1972 Mr. Jacobs has been a member of Miami Beach Chamber of Commerce and has served as its Chairman since September 1996. From 1972 through October 1993, Mr. Jacobs was the owner, President, and General Manager of the Tarleton Hotel, Miami Beach, Florida.



ELECTION OF DIRECTORS


     Each director is elected at the Company's annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his successor is elected and qualified. At present, the Company's bylaws provide for not less than two directors. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.



DIRECTORS' COMPENSATION


     Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors' meetings. Pursuant to the Company's 1996 Stock Option Plan (the "Plan"), directors who are not 10% shareholders or employees may receive a grant of Common Stock and non-qualified stock options as described under the Plan. In the alternative, at the option of the Company and subject to the terms of the Underwriting Agreement, the Company may grant outside directors fair market value options outside of the Plan.


     On the date of this Prospectus, the Company granted to each of Messrs. Service and Swirsky options outside of the Plan to each acquire 50,000 shares of the Company's Common Stock at an exercise price of $6.00 per share, being the fair market value on the date of grant. The term of these options is five years from the date of grant, with 25,000 options vesting on the first anniversary of the date of grant, 12,500 vesting on the second anniversary of the date of grant and the remaining 12,500 vesting on the third anniversary of the date of grant. Once vested, the options remain exercisable until the expiration date thereof. In the event, however, either Mr. Service or Mr. Swirsky are not members of the Company's Board of Directors at the time the options vest, they will no longer be entitled to receive such options.

EXECUTIVE COMPENSATION


CASH COMPENSATION


     The following table shows, for the three year period ended September 30, 1996, the cash and other compensation paid by the Company to its President, acting Chief Financial Officer and Chief Executive Officer and its Vice President and to each of the executive officers of the Company who had annual compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE



NAME AND                                                    OTHER ANNUAL      RESTRICTED    OPTIONS/           ALL OTHER
PRINCIPAL POSITION            PERIOD    SALARY   BONUS      COMPENSATION     STOCK AWARDS    SARS(#)   LTIP   COMPENSATION
----------------------------- -------- --------- ------- ------------------- -------------- ---------- ------ -------------
Randy S. Selman                1996      $83,000  -0-     $    2,092.84(1)        -0-         137,230   -0-       -0-
 President, Chief Executive    1995      $43,333  -0-     $    2,174.83(2)        -0-             -0-   -0-       -0-
 Officer, acting Chief         1994          -0-  -0-    -0-                      -0-             -0-   -0-       -0-
 Financial Officer, Director
Alan Saperstein                1996      $83,000  -0-     $    5,927.19(3)        -0-         137,230   -0-       -0-
 Vice President,               1995      $43,333  -0-     $    5,951.73(4)        -0-             -0-   -0-       -0-
 Secretary, Director           1994          -0-  -0-               -0-           -0-             -0-   -0-       -0-

----------------
(1) Includes $568.70 for disability insurance and $1,524.14 for medical insurance.
(2) Includes $616.00 for disability insurance and $1,558.83 for medical insurance.
(3) Includes $424.08 for disability insurance and $5503.11 for medical insurance (family plan).
(4) Includes $388.74 for disability insurance policy and $5,562.99 for medical insurance (family plan).


EMPLOYMENT AGREEMENTS


     The Company has entered into employment agreements (the "Agreements") with Randy S. Selman, the Company's Chief Executive Officer, President, acting Chief Financial Officer, and a director, and with Alan Saperstein, the Company's Vice President, Secretary, and a director effective October 19, 1996. Each of the Agreements between the Company and Messrs. Selman and Saperstein, as amended on April 30, 1997, is substantially similar. The term of the Agreements is for three years from the effective date of the Agreements and is renewable for successive one year terms unless terminated. The annual salary under each of the Agreements is $125,000, which amount will be increased by 10% each year. Messrs. Selman and Saperstein are also each eligible to receive an annual bonus in cash or stock equal to 3% of the Company's earnings before income tax, depreciation and amortization (EBITDA) on that portion of EBITDA that has increased over the previous year's EBITDA. Additionally, on January 1 of each year Messrs. Selman and Saperstein shall receive options (which contain certain anti-dilution provisions) to purchase 125,000 shares of Common Stock at $6.00 per share for an exercise period of five years from the Grant Date.


     The Agreements also provide, among other things, for participation in any profit-sharing or retirement plan and in other employee benefits applicable to employees and executives of the Company. The Agreements further provide for an automobile allowance and fringe benefits commensurate with the duties and responsibilities of Messrs. Selman and Saperstein. The Agreements also provide for benefits in the event of disability and contain certain non-disclosure and non-competition provisions. Additionally, Messrs. Selman and Saperstein may be granted certain bonus incentives by the Company's Board of Directors. Furthermore, the Company has agreed to indemnify each of them for any obligations or guaranties which either of them may have undertaken on behalf of the Company.


     Under the terms of the Agreements, the Company may terminate the employment of Mr. Selman or Mr. Saperstein either with or without cause. If the Agreement is terminated by the Company without good cause, or by Mr. Selman or Mr. Saperstein, as applicable, the Company would be obligated to pay that executive an amount equal to three times that executive's current annual compensation (including base salary and bonus), payable in bi-weekly installments (except in the case of a termination upon a change in control wherein the executive may elect either a lump sum payment, discounted to present market value or payment over a three year period in bi-weekly installments). Additionally, the executive would be entitled to participate in and accrue medical benefits for a period of two years after the date of termination without cause (by the Company) or for good cause (by the executive). To the extent that either Messrs. Selman or Saperstein are terminated for cause, no severance benefits shall be paid.


                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information with respect to the grant of options to purchase shares of Common Stock during the fiscal year ended September 30, 1996 to each person named in the Summary Compensation Table.



                                            NUMBER OF                % OF TOTAL
                                       SECURITIES UNDERLYING        OPTIONS/SARS          EXERCISE OR
                                           OPTIONS/SARS          GRANTED TO EMPLOYEES     BASE PRICE     EXPIRATION
NAME                                        GRANTED(#)             IN FISCAL YEAR         ($/SHARES)       DATE
------------------------------------   -----------------------   ----------------------   ------------   -----------
Randy S. Selman, President, Chief
 Executive Officer, acting Chief
 Financial Officer, Director  ......         137,230                     50%              $.000625       12/31/01
Alan Saperstein, Vice President
 Secretary, Director ...............         137,230                     50%              $.000625       12/31/01

INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN


     On February 9, 1997 the Board of Directors and a majority of the Company's shareholders adopted the Plan.


     The purpose of the Plan is to increase the employees', advisors, consultants' and non-employee directors' proprietary interest in the Company and to align more closely their interests with the interests of the Company's shareholders. The purpose of the Plan is also to enable the Company to attract and retain the services of experienced and highly qualified employees and non-employee directors.


     The Company has reserved an aggregate of 200,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"). As of the date of this Prospectus, no options have been granted under the Plan. The Board of Directors or a Committee of the Board of Directors (the "Committee") will administer the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option and the Plan Option price.


     Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options that do not so qualify ("Non-Qualified Options"). In addition, the Plan also allows for the inclusion of a reload option provision ("Reload Option"), which permits an eligible person to pay the exercise price of the Plan Option with shares of Common Stock owned by the eligible person and receive a new Plan Option to purchase shares of Common Stock equal in number to the tendered shares. Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than 10 years after the date of its grant and, in the case of an Incentive Option granted to an eligible employee owning more than 10% of the Company's Common Stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under the Plan will not be less than 85% of the fair market value of the Common Stock on the date of grant.


     The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee.


     The per share purchase price of shares subject to Plan Options granted under the Plan may be adjusted in the event of certain changes in the Company's capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of Plan Options granted under the Plan.



     Officers, directors and key employees of and consultants to the Company and its subsidiaries will be eligible to receive Non-Qualified Options under the Plan. Only officers, directors and employees of the Company who are employed by the Company or by any subsidiary thereof are eligible to receive Incentive Options.


     All Plan Options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, or if an optionee is not an employee of the Company but is a member of the Company's Board of Directors and his service as a Director is terminated for any reason, other than death or disability, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Code, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.


     The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the Plan or changes the minimum purchase price therefor (except in either case in the event of adjustments due to changes in the Company's capitalization), (ii) affects outstanding Plan Options or any exercise right thereunder, (iii) extends the term of any Plan Option beyond ten years, or (iv) extends the termination date of the Plan. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on approximately 10 years from the date of the Plan's adoption. Any such termination of the Plan shall not affect the validity of any Plan Options previously granted thereunder.


INDEMNIFICATION OF OFFICERS AND DIRECTORS


     The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


LIMITATION OF LIABILITY


     Under Florida law, the Company's directors are protected against personal liability for monetary damages from breaches of their duty of care. As a result, the Company's directors will not be liable in an action by the Company or a shareholder for monetary damages alleging negligence or gross negligence in the performance of their duties. In such actions, they remain liable for monetary damages for wilful misconduct, conscious disregard of the best interest of the Company, and for transactions from which a director derives an improper personal benefit. Directors also remain liable under another provision of Florida law which makes directors personally liable for unlawful distributions and expressly sets forth a negligence standard with respect to such liability. The liability of the Company's directors under federal or applicable state securities laws is also unaffected. The Company has applied for directors' liability insurance.


     While a Company's directors have protection from awards of monetary damages for breaches of fiduciary duty, that does not eliminate their fiduciary duty. Equitable remedies, such as an injunction or rescission based upon a director's breach of fiduciary duty, are still available.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In February 1995 the Company granted each of Messrs. Selman and Saperstein, executive officers and directors of the Company, options to acquire 137,230 shares of the Company's Common Stock at an exercise price of $.00016 per share as a bonus. See "Management--Executive Compensation" and the Financial Statements.


     In addition, the Company and Messrs. Selman and Saperstein were parties to a stock repurchase agreement under which, upon the death of either Mr. Selman or Mr. Saperstein, the Company would have been obligated to purchase the shares of Common Stock owned by the estate of the deceased shareholder. This agreement was terminated as of the date of this Prospectus. See Note 8--Financial Statements.


     Transactions with officers and current shareholders of the Company and its affiliates have been made on terms no less favorable to the Company than those available from unaffiliated parties. Following the closing of this offering it is the intent of the Company to require approval of any transaction between the Company and any officer, director or 5% or greater shareholder by a majority of the independent disinterested directors.

                            PRINCIPAL SHAREHOLDERS


     At July 23, 1997 there were 1,927,349 shares of the Company's Common Stock issued and outstanding. The following table sets forth certain information regarding the Company's Common Stock (currently the sole class of voting securities) beneficially owned at March 31, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and officer of the Company, and (iii) all directors and officers as a group. Unless otherwise set forth, the mailing addresses for the individuals named is 1600 South Dixie Highway, Suite 3A, Boca Raton, Florida 33432.



                                                                      PERCENTAGE OF
                                           AMOUNT AND NATURE       OUTSTANDING CLASS OF
                                        OF BENEFICIAL OWNERSHIP     COMMON STOCK OWNED
                                        -----------------------   ----------------------
NAME AND ADDRESS                        PRIOR TO      AFTER       PRIOR TO     AFTER
OF BENEFICIAL OWNER                     OFFERING     OFFERING     OFFERING     OFFERING
-------------------------------------   ----------   ----------   ----------   ---------
Randy S. Selman(1) ..................     318,639      242,746      15.4%       7.9%
Alan M. Saperstein(2) ...............     338,513      262,620      16.3%       8.5%
Ben Swirsky(3)  .....................           0            0         0           0
Brian K. Service(4)   ...............      10,938            0        (5)          0
Eric Jacobs  ........................       4,390          781        (5)         (5)
Fleet National Bank, N.A. Trustee,
 U/A Frederick A. DeLuca 102
 Qualified Annuity Trust(6) .........     157,683      135,362       8.2%        4.6%
All Officers and Directors as a group
 (five persons)(1)(2)(3)(4) .........     672,480      506,147      30.3%       15.8%

----------------
(1) Includes presently exercisable options and warrants to acquire an aggregate of 140,021 shares of Common Stock and assumes the sale of 75,000 shares of Common Stock by Mr. Selman to the Underwriters to cover the exercise of the Common Stock Over-Allotment Option, as well as the sale of 893 shares of Common Stock in the Concurrent Offering. See "Management", "Concurrent Offering" and "Underwriting."

(2) Includes presently exercisable options and warrants to acquire an aggregate of 138,570 shares of Common Stock and assumes the sale of 75,000 shares of Common Stock by Mr. Saperstein to the Underwriters to cover the exercise of the Common Stock Over-Allotment Option, as well as the sale of 893 shares of Common Stock in the Concurrent Offering. See "Management", "Concurrent Offering" and "Underwriting."

(3) Does not include options to acquire an aggregate of 50,000 shares of Common Stock at an exercise price of $6.00 per share which will be granted immediately following the closing of this offering. See
    "Management--Directors Compensation."

(4) Shares are owned of record by International Business Consultancy, of which Mr. Service is the sole owner. Does not include options to acquire an aggregate of 50,000 shares of Common Stock at an exercise price of $6.00 per share which will be granted immediately following the closing of this offering. See "Management--Directors Compensation."

(5) Represents less than 1%.

(6) The address is P.O. 40460, Rochester, New York 44609.

                           DESCRIPTION OF SECURITIES


COMMON STOCK


     The Company is authorized to issue 20,000,000 shares of Common Stock, par value $.0001, of which 1,927,349 shares are issued and outstanding immediately prior to the Initial Public Offering, which are held of record by 140 shareholders. Pursuant to the Initial Public Offering the Company is offering 1,000,000 shares of Common Stock. The outstanding shares of Common Stock are fully paid and non-assessable. The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors.


     Upon any liquidation, dissolution or winding-up of the Company, the assets of the Company, after the payment of the Company's debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive or conversion rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The holders of Common Stock are entitled to share equally in dividends if, as and when declared by the Board of Directors of the Company, out of funds legally available therefor, subject to the priorities accorded any class of preferred stock which may be issued. A consolidation or merger of the Company, or a sale, transfer or lease of all or substantially all of the assets of the Company, which does not involve distribution by the Company of cash or other property to the holders of Common Stock, will not be deemed to be a liquidation, dissolution or winding up of the Company.


PREFERRED STOCK


     The Company is authorized to issue 5,000,000 shares of preferred stock, par value $.0001 per share. The Company has previously designated two series of preferred stock consisting of 650,000 shares which were designated as Series A Convertible Preferred Stock and 1,000,000 shares which were designated as Series B Convertible Preferred Stock. Both such series of preferred stock have been converted into shares of the Company's Common Stock pursuant to each series' designations, rights and preferences. Upon such conversion, the shares of preferred stock so designated have been returned to the treasury of the Company and remain preferred stock with no designation. As of the date hereof, the Company has no shares of preferred stock issued and outstanding.


     The Board of Directors of the Company has the authority, without further action by shareholders, to issue the preferred stock in one or more series, and to fix for any series the dividend rate, redemption price, liquidation or dissolution preferences, conversion rights, voting rights and other preferences and privileges.


REDEEMABLE EQUITY


     The Company issued 81,250 shares of Common Stock as part of certain loans made to the Company by shareholders subsequent to the date of the filing of the Registration Statement of which this Prospectus forms a part. The Company has been advised that the issuance of these shares together with 25,000 additional shares issued prior to the filing of this Registration Statement, all of which have been valued at $4.27 per share, may be integrated with the offering under this Prospectus since these shares were issued in connection with a private placement that was conducted during the period the Company was in registration. While the Company believes that it complied with the Federal securities laws and each of the holders of these notes and shares has waived all rights of rescission, such holders can require the Company to rescind the transactions and redeem these shares as part of the repayment of the debt. The amounts ascribed to these shares out of the proceeds of the loans aggregating $293,700 at March 31, 1997 have been reflected in the accompanying balance sheet as redeemable equity. See "Capitalization", "Description of Securities--Redeemable Equity", Unaudited Condensed Consolidated Financial Statements for the six months ended March 31, 1997 and notes thereto.

WARRANTS

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     Pursuant to the Initial Public Offering, the Company is offering 1,000,000 redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase one share of Common Stock at $6.00 per share ("Warrant Exercise Price") commencing six months from the date of this Prospectus ("Effective Date") until five years after the Effective Date. The Warrants are redeemable by the Company for $.05 per Warrant, at any time commencing six months from the date of this Prospectus, upon 30 days' prior written notice, if the closing bid price of the Company's Common Stock as reported by the principal exchange on which the Common Stock is traded equals or exceeds $7.20 per share for 20 consecutive trading days and ending 30 days prior to the notice of redemption.

     The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock underlying the Warrants. If the Company does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. In addition, because the Warrants may be transferred, it is possible that the Warrants may be acquired by persons residing in states where the Company has not registered, or is not exempt from registration. In such event, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants. Moreover, even if the Warrants could be transferred, the shares of Common Stock underlying the Warrants may not be sold or transferred upon exercise of the Warrants. Warrant holders residing in those states would have no choice but to attempt to sell their Warrants or to let them expire unexercised.

     Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to the Warrant Agent. The Warrants may be exercised in whole or from time to time in part. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

     Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of Common Stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If the Company merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of the Company, holders of the Warrants are not entitled to participate in the distribution of the Company's assets.

     For the life of the Warrants, subject to the redemption provision, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock of the Company. The exercise of the Warrants will result in the dilution of the then book value of the Common Stock of the Company held by the public investors and would result in a dilution of their percentage ownership of the Company. The terms upon which the Company may obtain additional capital may be adversely affected through the period that the Warrants remain exercisable. The holders of these Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the Warrants.

     In the event that the Warrants are called for redemption, the Warrant holders may not be able to exercise their Warrants in the event that the Company has not updated this Prospectus in accordance with the requirements of the Securities Act or these securities have not been qualified for sale under the laws of the state where the Warrant holder resides. See "Risk Factors." In addition, in the event that the Warrants have been called for redemption, such call for redemption could force the Warrant holder to either (i) assuming the necessary updating to the Prospectus and state blue sky qualifications have been effected, exercise the Warrants and pay the exercise price at a time when, in the event of a decrease in market price from the period preceding the issuance of the call for redemption, it may be less than advantageous economically to do so, or (ii) accept the redemption price, which, in the event of an increase in the price of the stock, could be substantially less than the market value thereof at the time of redemption.

     THE FOREGOING DISCUSSION DOES NOT ADDRESS THE TAX CONSIDERATIONS THAT MAY INVOLVE A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE SHARES OF COMMON STOCK AND WARRANTS.


OTHER OUTSTANDING WARRANTS

     Additionally, as of the date of this Prospectus, there are warrants outstanding to purchase an aggregate of 110,925 shares of Common Stock, of which 90,201 shares are exercisable at 110% of the initial offering price of the Company's Common Stock ($6.60 per share) through the second anniversary of the date of this Prospectus; 8,334 shares of which are exercisable at $2.80 per share through May 20, 1999; 5,581 of which are exercisable at $1.40 per share through March 31, 1998; 2,679 of which are exercisable at $1.40 per share through December 1, 1997; and 4,130 of which are exercisable at $1.40 per share through July 26, 1998, which warrants are held by Randy S. Selman, the Company's President, Chief Executive Officer and acting Chief Financial Officer (2,791 warrants) and by Alan Saperstein, the Company's Executive Vice President and Secretary (1,339 warrants). The shares of Common Stock underlying the warrants described in this paragraph may not be sold, transferred or assigned for a period of 24 months from the date of this Prospectus without the prior written consent of the Representative. The Representative does not have any general policy with respect to the release of shares prior to the expiration of the lock-up.


STOCK OPTIONS

     As of the date of this Prospectus, there are stock options to purchase an aggregate of 282,720 shares of Common Stock outstanding, which includes (i) 1,395 of which are exercisable at $5.60 per share through March 31, 1999, (ii) 2,679 of which are exercisable at $1.40 per share through May 30, 1998, (iii) 4,186 of which are exercisable at $1.40 per share through March 31, 1999, and
(iv) 274,460 are exercisable at $.00016 per share commencing January 1, 1997 and continue for a period of five years thereafter, which options are held by Randy S. Selman, the Company's President, Chief Executive Officer and Chief Financial Officer (137,230 options) and by Alan Saperstein, the Company's Executive Vice President and Secretary (137,230 options). See "Management."


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF
   INCORPORATION AND BY-LAWS

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, the Company's Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

                   RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE


     Immediately prior to the Initial Public Offering, all of the Company's currently outstanding shares of Common Stock are "restricted securities" and, in the future may be sold upon compliance with Rule 144, adopted under the Securities Act. In general, Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) 1% of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale.


     Upon the sale of the Common Stock offered in the Initial Public Offering, the Company will have 2,927,349 shares of its Common Stock issued and outstanding, of which 834,869 shares are "restricted securities," 1,000,000 shares are being registered under the registration statement for the Initial Public Offering and 1,182,681 shares are being registered pursuant to the registration statement of which this Prospectus is a part (of which an aggregate of 166,333 are being offered by affiliates, including principal shareholders of the Company). Included in this Prospectus are 150,000 shares of Common Stock being registered should the Underwriters elect, in their sole discretion, to exercise the Common Stock Over-Allotment Option. Of the remaining 1,032,681 shares of Common Stock being registered pursuant to this Prospectus, 372,589 shares of Common Stock are subject to a 12-month lock-up and may not be sold or transferred during such period, 180,624 shares of Common Stock may not be sold or otherwise transferred for 18 months from the date hereof, and the remaining 479,468 shares may not be sold or otherwise transferred for 24 months from the date hereof. Additionally, all securities held by the Company's shareholders, other than those included in this Prospectus or sold in the Initial Public Offering, are subject to the 24-month lock-up period.


     After expiration of these lock-up agreements, all outstanding shares of Common Stock will be eligible for sale under Rule 144. The availability for sale of substantial amounts of Common Stock could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. Prospective investors should be aware that the possibility of such sales may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop and, therefore, the ability of any investor to market his shares may be dependent directly upon the number of shares that are offered and sold. Affiliates of the Company may sell their shares during a favorable movement in the market price of the Company's Common Stock which may have a depressive effect on its price per share. See "Description of Securities", "Principal Shareholders," and "Risk Factors."


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, UT 84117.

                            SELLING SECURITY HOLDERS


     The registration statement of which this Prospectus is a part covers the registration of the re-sale of an additional 1,182,681 shares of Common Stock owned beneficially and of record by the Selling Security Holders. The Company will not receive any proceeds on the sale of the securities by the Selling Security Holders. Of the 1,182,681 shares of Common Stock offered hereby, 150,000 shares will be sold only upon exercise of the Common Stock Over-Allotment Option, 372,589 shares are subject to a 12-month lock-up period from the date hereof, 180,624 shares are subject to an 18-month lock-up period from the date hereof, and the remaining 479,468 shares are subject to a 24-month lock-up period from the date hereof. The certificates evidencing such securities include a legend with such restrictions.


     The following table sets forth the holders of the shares of Common Stock which are being offered by the Selling Security Holders, the number of shares owned before the offering, the number of shares being offered and the number of shares and the percentage of the class to be owned after the offering is complete.



                                        NUMBER OF SHARES                           NUMBER OF SHARES
                                        OF COMMON STOCK       NUMBER OF SHARES     OF COMMON STOCK        PERCENTAGE
                                             OWNED            OF COMMON STOCK           OWNED               OWNED
SELLING SECURITY HOLDER                 PRIOR TO OFFERING     TO BE REGISTERED     AFTER OFFERING(1)     AFTER OFFERING
-------------------------------------   -------------------   ------------------   -------------------   ---------------
Lisa Aboud   ........................             856                  465                   391                 *
Aeron Marine Shipping Company  ......          31,251                8,929                22,322                 *
Atlas, Pearlman, Trop
 & Borkson, P.A.   ..................           3,348                1,674                 1,674                 *
Martin Amhrein  .....................          18,750                9,375                 9,375                 *
Raynor Baldwin  .....................           5,385                2,009                 3,376                 *
Neil Berman  ........................           5,803                2,232                 3,571                 *
Herman Blank ........................          20,447               11,518                 8,929                 *
Shirley Blank   .....................          25,000                4,464                20,536                 *
Darell Boyd  ........................           5,803                2,232                 3,571                 *
Abraham & Cheryl Chamely ............           1,711                  930                   781                 *
Greg Catinella  .....................           2,232                2,232                   -0-               -0-
Peter Conzatti  .....................          18,750                9,375                 9,375                 *
Rona Coty ...........................          17,857                6,250                11,607                 *
DBC Corporation .....................          35,714                8,929                26,785                 *
Frances DaSilva .....................           1,711                  930                   781                 *
Harvey Delott   .....................          15,625               15,625                   -0-               -0-
Fleet Trust Company, N.A. Trustee,
 U/A Frederick
 A. Deluca 102 Qualified
 Annuity Trust  .....................         157,683               22,321               135,362               4.6%
Alex Dohner  ........................           2,343                1,172                 1,171                 *
Carl Domino  ........................          16,071                4,464                11,607                 *
Meir Eliakim ........................          31,250               31,250                   -0-               -0-
FPI, Inc.(2) ........................         121,451              105,826                15,625                 *
Cheri Ferguson  .....................           6,250                1,786                 4,464                 *
Hans Frank   ........................           4,687                2,344                 2,343                 *
David Glassman  .....................           6,250                1,786                 4,464                 *
Harvey and Harolyn Glicker  .........           5,803                4,018                 1,785                 *
Jerome R. Grigoli  ..................           9,375                9,375                   -0-               -0-
HST Partners ........................          53,125               53,125                   -0-               -0-
Dominic Hadeed  .....................          12,500               12,500                   -0-               -0-
Joseph & Rosemary Hadeed ............           4,837                4,056                   781                 *
Monica Hadeed   .....................             856                  465                   391                 *
Robert Hadeed   .....................             856                  465                   391                 *

                                         NUMBER OF SHARES                           NUMBER OF SHARES
                                         OF COMMON STOCK       NUMBER OF SHARES     OF COMMON STOCK        PERCENTAGE
                                              OWNED            OF COMMON STOCK           OWNED               OWNED
SELLING SECURITY HOLDER                  PRIOR TO OFFERING     TO BE REGISTERED     AFTER OFFERING(1)     AFTER OFFERING
--------------------------------------   -------------------   ------------------   -------------------   ---------------
Stephen & Elizabeth
 Hadeed, JTBE ........................           1,711                  930                   781                 *
Patricia A. Herman  ..................           3,125                3,125                   -0-               -0-
Lisa Holmes   ........................          15,625                7,813                 7,812                 *
Intervest, Inc.  .....................           6,250                6,250                   -0-               -0-
Eric Jacobs(3)   .....................           4,390                3,609                   781                 *
Richard Jacobs   .....................           3,423                1,860                 1,563                 *
Neil H. Jones ........................          15,625               15,625                   -0-               -0-
Susan G. Joyalle &
 Andre Weinlich, JTROS ...............           1,562                  446                 1,116                 *
Marjorie Kalikow Trust
 f/b/o Nathan Kalikow  ...............          15,625                4,465                11,160                 *
Kensington Capital Corp.  ............           7,812                7,812                   -0-               -0-
Olaf Koester  ........................           9,375                4,687                 4,688                 *
Marian Korff  ........................           9,375                4,687                 4,688                 *
Stefani J. Lennon   ..................          15,625               15,625                   -0-               -0-
Christian Lepple .....................           3,125                1,563                 1,562                 *
William Low   ........................           7,813                7,813                   -0-               -0-
Colin Magg ...........................           4,688                2,344                 2,344                 *
James Massetti   .....................           3,376                  893                 2,483                 *
Metro Consulting, Inc. ...............          14,062               14,062                   -0-               -0-
Victor Moftakhar .....................           4,688                2,344                 2,344                 *
Arthur Nasso  ........................          37,811                1,116                36,695               1.2%
Robert E. Newman .....................          15,625               15,625                   -0-               -0-
Frederick J. Oswald ..................           9,375                9,375                   -0-               -0-
Sid Paterson  ........................          16,071                4,465                11,606                 *
Potenza Investments, Inc. ............          15,625               15,625                   -0-               -0-
Providence Holding Co. ...............           6,250                6,250                   -0-               -0-
Morris Pearl  ........................             856                  465                   391                 *
Roger Rankin  ........................          66,965               25,893                41,072               1.4%
Cornelie Raiser  .....................           2,344                1,172                 1,172                 *
David Ratcliff   .....................             678                  558                   120                 *
CLR Associates Inc. ..................           8,929                8,929                   -0-               -0-
Gary Rhodes   ........................           3,571                3,571                   -0-               -0-
Robert Rogoff ........................          10,268                5,581                 4,687                 *
Hart Rotenberg   .....................          18,125               18,125                   -0-               -0-
Joseph Rotenberg .....................          19,375               19,375                   -0-               -0-
Alan Saperstein(4)  ..................         338,513               75,893               262,620               8.5%
Allan L. Schrager   ..................           7,812                7,812                   -0-               -0-
Tony Schweiger   .....................          15,625                4,464                11,161                 *
Randy S. Selman(5)  ..................         318,639               75,893               242,746               7.9%
Socrates Skiadas .....................          21,875               21,875                   -0-               -0-
Sterling Factors, Inc. ...............          46,875               46,875                   -0-               -0-
Orrin & Jeffrie Stern, JTBE  .........          13,393                1,786                11,607                 *
Strategic Analytical Inc. ............          51,562               51,562                   -0-               -0-
Stratus Management Group, Inc.  ......           8,906                8,906                   -0-               -0-
William Talmadge .....................           2,716                1,004                 1,712                 *
Town and Country Ltd.  ...............          64,063               64,063                   -0-               -0-
Univest Management EPSP   ............          25,246                4,465                20,781                 *
John Varacchi ........................           7,813                7,813                   -0-               -0-
Voltava IV Inc.  .....................           7,812                7,812                   -0-               -0-

                                            NUMBER OF SHARES                           NUMBER OF SHARES
                                            OF COMMON STOCK       NUMBER OF SHARES     OF COMMON STOCK        PERCENTAGE
                                                 OWNED            OF COMMON STOCK           OWNED               OWNED
SELLING SECURITY HOLDER                     PRIOR TO OFFERING     TO BE REGISTERED     AFTER OFFERING(1)     AFTER OFFERING
-----------------------------------------   -------------------   ------------------   -------------------   ---------------
David Wajnberg   ........................            3,125                3,125                   -0-              -0-
Elizabeth Wajnberg  .....................            3,571                3,571                   -0-              -0-
Phil Waldbaum ...........................            6,250                1,786                 4,464                *
Bernd Wolpert ...........................            9,375                4,687                 4,688                *
Yosef Yud  ..............................           46,875               46,875                   -0-              -0-
Ruth Zelinka  ...........................           16,072                4,464                11,608                *
Robert Zelinka   ........................           38,549               17,143                21,406                *
Boyd & Chang LLP ........................           15,625               15,625                   -0-              -0-
International Business
 Consultancy(6)  ........................           10,938               10,938                   -0-              -0-
Joseph Shapiro   ........................            9,375                9,375                   -0-              -0-
Robert Abrams ...........................            3,125                3,125                   -0-              -0-
Enrique Darer ...........................            1,562                1,562                   -0-              -0-
Elliot Ostro  ...........................            6,250                6,250                   -0-              -0-
Arthur Scheinholz   .....................            1,562                1,562                   -0-              -0-
Brian Sly Separate Property Trust  ......           12,500               12,500                   -0-              -0-
Lawrence Goldman ........................            6,250                6,250                   -0-              -0-
J&C Resources ...........................            6,250                6,250                   -0-              -0-
Robert Brvenik   ........................            6,250                6,250                   -0-              -0-
Charles Xue   ...........................           12,500               12,500                   -0-              -0-
Ari Friedman  ...........................            3,125                3,125                   -0-              -0-
Lisa & Dennis Somak, JTROS   ............            3,125                3,125                   -0-              -0-
Baptist Community Services   ............            3,125                3,125                   -0-              -0-
T.H. Holloway ...........................            3,125                3,125                   -0-              -0-
Vace Partners Ltd.  .....................            3,125                3,125                   -0-              -0-
Jon A. Cedar  ...........................            3,125                3,125                   -0-              -0-
Ashley Rust   ...........................            3,125                3,125                   -0-              -0-
Craig Penfold ...........................            1,563                1,563                   -0-              -0-
Charles Spinelli ........................            3,125                3,125                   -0-              -0-
Delaware Charter & Guaranty as
 Trustee for Robert Zelinka IRA .........           62,499               17,857                44,642              1.5%
                                                 ----------           ----------            ----------
                                                 2,258,639            1,182,681             1,075,958
                                                 ==========           ==========            ==========

----------------

 *  Less than 1%

(1) Gives no effect to the possible exercise of the Underwriters' Over-Allotment Option in the the Initial Public Offering, or the exercise of the Underwriter's Warrants or outstanding options and warrants to acquire an additional 393,643 shares of Common Stock. See "Description of Securities."

(2) Includes 90,201 shares underlying warrants exercisable for a period of two years from the date of this Prospectus at an exercise price of $6.60 per share.

(3) Mr. Jacobs is a director of the Company. See "Management."

(4) Mr. Saperstein is an executive officer and director of the Company. Includes presently exercisable options and warrants to acquire an aggregate of 138,570 shares of Common Stock and assumes the sale of 75,000 shares of Common Stock by Mr. Saperstein to the Underwriters to cover the exercise of the Common Stock Over-Allotment Option. See "Management" and "Company Offering."

(5) Mr. Selman is an executive officer and director of the Company. Includes presently exercisable options and warrants to acquire an aggregate of 140,021 shares of Common Stock and assumes the sale of 75,000 shares of Common Stock by Mr. Selman to the Underwriters to cover the exercise of the Common Stock Over-Allotment Option. See "Management" and "Company Offering."

(6) Mr. Service, a director of the Company, is the sole owner of International Business Consultancy. See "Management."

                              PLAN OF DISTRIBUTION


     The sale of Common Stock by the Selling Security Holders offered hereby may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Security Holders). Alternatively, the Selling Security Holders may from time to time offer such securities through underwriters (including the Representative), dealers or agents. The distribution of the securities by the Selling Security Holders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Security Holders in connection with such sales of securities. The securities offered by the Selling Security Holders may be sold by one or more of the following methods, without limitations: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions which the broker solicit purchases, and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. The Selling Security Holders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the securities offered, and any profits realized or commission received may be deemed underwriting compensation.


     At the time a particular offer of the securities is made by or on behalf of a Selling Security Holder, to the extent required, a Prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares of Common Stock purchased from the Selling Security Holder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.


     Sales of securities by the Company and the Selling Security Holders or even the potential of such sales would likely have an adverse effect on the market prices of the securities offered hereby.


                                 LEGAL MATTERS


     Legal matters in connection with the Common Stock being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Partners of the law firm of Atlas, Pearlman, Trop & Borkson, P.A. own an aggregate of 3,348 shares of Common Stock of the Company, of which an aggregate of 1,674 shares are being registered pursuant to the Alternate Prospectus of even date. Broad and Cassel, a general partnership including professional associations, Miami, Florida, has acted as counsel to the Underwriters in connection with this Offering.


                                    EXPERTS


     The consolidated balance sheets of the Company as of September 30, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (May 17, 1993) to September 1994 and the years ended September 30, 1995 and 1996, included in this Prospectus have been so included in reliance upon the report of Goldstein Lewin & Co., independent certified public accountants, given on authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION


     The Company has filed with the Commission, in Washington, D.C. a Registration Statement on Form SB-2, pursuant to the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in said Registration Statement, and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 7 World Trade Center, Suite 1300,, New York, New York 10048; and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained form the public reference facilities at prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission and the address of such site is (http://www.sec.gov).


     The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company will furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may from time to time deem appropriate or as may be required by law.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                              PAGE
                                                                              -----
Report of Certified Public Accountant    .................................... F-2
Consolidated Balance Sheets as of September 30, 1995 and 1996    ............ F-3
Consolidated Statements of Operations
 for the Years Ended September 30, 1995 and 1996 and
 for the Period from Inception (May 17, 1993) to September 30, 1994    ...... F-4
Consolidated Statements of Stockholders' Equity (Deficit)
 for the Years Ended September 30, 1995 and 1996 and
 for the Period from Inception (May 17, 1993) to September 30, 1994    ...... F-5
Consolidated Statements of Cash Flows
 for the Years Ended September 30, 1995 and 1996 and
 for the Period from Inception (May 17, 1993) to September 30, 1994    ...... F-6
Notes to the Financial Statements  .......................................... F-8
Unaudited Condensed Consolidated Balance Sheet as of March 31, 1997    ...... F-18
Unaudited Condensed Consolidated Statements of Operations
 for the Six Months Ended March 31, 1996 and 1997    ........................ F-19
Unaudited Condensed Consolidated Statement of Stockholders Equity (Deficit)
 for the Six Months Ended March 31, 1997    ................................. F-20
Unaudited Condensed Consolidated Statements of Cash Flows
 for the Six Months Ended March 31, 1996 and 1997    ........................ F-21
Notes to the Condensed Consolidated Financial Statements   .................. F-22

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


To the Board of Directors and Stockholders
Visual Data Corporation and Subsidiary
Boca Raton, Florida


     We have audited the accompanying consolidated balance sheets of Visual Data Corporation and Subsidiary as of September 30, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended September 30, 1995 and 1996 and the period from inception (May 17, 1993) to September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Visual Data Corporation and Subsidiary as of September 30, 1995 and 1996, and the results of their operations and their cash flows for the years ended September 30, 1995 and 1996 and the period from inception (May 17, 1993) to September 30, 1994, in conformity with generally accepted accounting principles.




                                        GOLDSTEIN LEWIN & CO.


Boca Raton, Florida
December 4, 1996

                    VISUAL DATA CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                                                                        SEPTEMBER 30,
                                                                              ---------------------------------
                                                                                 1995              1996
                                                                              --------------   ----------------
ASSETS
CURRENT ASSETS
 Cash    ..................................................................    $   249,678      $     158,377
 Stockholder Receivables   ................................................         11,000             50,000
 Accounts Receivable, Net of Allowance for
  Doubtful Accounts of $14,056 in 1996 ....................................             --             42,168
 Prepaid Expenses    ......................................................          8,837             32,145
                                                                               -----------      -------------
    Total Current Assets   ................................................        269,515            282,690
                                                                               -----------      -------------
PROPERTY AND EQUIPMENT, Net   .............................................        193,885            272,393
                                                                               -----------      -------------
OTHER ASSETS
 Financing Costs, Net of Accumulated Amortization of $51,000 in 1996 ......             --            102,000
 Security Deposits   ......................................................         19,059             21,691
 Organization Expenses, Net   .............................................            573                377
 Deferred Offering Costs   ................................................             --            650,000
                                                                               -----------      -------------
                                                                                    19,632            774,068
                                                                               -----------      -------------
                                                                               $   483,032      $   1,329,151
                                                                               ===========      =============
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
 Current Portion of Liability Under Capital Leases    .....................    $    35,615      $      50,293
 Accounts Payable and Accrued Liabilities    ..............................         57,370            229,043
 Customer Deposits   ......................................................          7,000             70,500
 Current Portion of Deferred Rent Benefit    ..............................          3,038              1,772
 Loans Payable--Stockholders  .............................................             --             50,000
                                                                               -----------      -------------
    Total Current Liabilities    ..........................................        103,023            401,608
                                                                               -----------      -------------
LONG-TERM LIABILITIES
 Convertible Notes Payable, Net of Discount  ..............................             --            680,000
 Liability Under Capital Leases, Net of Current Portion  ..................         80,641             58,142
 Deferred Rent Benefit, Net of Current Portion  ...........................          1,772                 --
                                                                               -----------      -------------
                                                                                    82,413            738,142
                                                                               -----------      -------------
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT)
 Preferred Stock, Par Value $.0001 Per Share; Authorized 5,000,000 Shares:
  Series A Convertible Preferred Stock, Designated 650,000 Shares;
    Issued and Outstanding 185,716 Shares    ..............................             19                 19
  Series B Convertible Preferred Stock, Designated 1,000,000 Shares;
    Issued and Outstanding -0- Shares at September 30, 1995; 113,750
    Shares at September 30, 1996    .......................................             --                 11
 Common Stock, Par value $.0001 Per Share; Authorized 20,000,000
  Shares; Issued and Outstanding 873,306 Shares at September 30, 1995;
  1,166,275 Shares at September 30, 1996  .................................             87                117
 Additional Paid-In Capital   .............................................        986,815          2,770,281
 Accumulated Deficit    ...................................................       (689,325)        (2,581,027)
                                                                               -----------      -------------
                                                                                   297,596            189,401
                                                                               -----------      -------------
                                                                               $   483,032      $   1,329,151
                                                                               ===========      =============

   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                         FROM MAY 17, 1993
                                                         (INCEPTION) TO           YEAR ENDED SEPTEMBER 30,
                                                          SEPTEMBER 30,       ---------------------------------
                                                              1994               1995                1996
                                                         ------------------   --------------   ----------------
REVENUE  .............................................      $       --         $       --       $    111,719
                                                            ----------         ----------       ------------
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES
 Compensation and Related Costs  .....................              --            206,935            985,441
 Production    .......................................              --             17,982            121,239
 Occupancy  ..........................................          38,409             62,991             43,875
 Professional Fees   .................................          77,886             87,662            298,815
 Interest   ..........................................           5,797              9,606             27,112
 Other   .............................................          66,674            117,092            527,692
                                                            ----------         ----------       ------------
    Total Selling, General and Administrative   ......         188,766            502,268          2,004,174
                                                            ----------         ----------       ------------
    Loss Before Other Income  ........................        (188,766)          (502,268)        (1,892,455)
OTHER INCOME
 Interest   ..........................................              --              1,709                753
                                                            ----------         ----------       --------------
    Net Loss   .......................................      $ (188,766)        $ (500,559)     $  (1,891,702)
                                                            ==========         ==========      ==============
Weighted Average Number of Shares   ..................       1,066,091          1,173,413          1,405,228
                                                            ==========         ==========      ==============
Net Loss Per Common Share
 Primary    ..........................................      $    (0.18)        $    (0.43)     $       (1.35)
                                                            ==========         ==========      ==============
 Fully Diluted    ....................................      $    (0.18)        $    (0.43)     $       (1.35)
                                                            ==========         ==========      ==============

   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                   SERIES A               SERIES B
                                               PREFERRED STOCK        PREFERRED STOCK
                                          -------------------------- ------------------
                                               SHARES       AMOUNT    SHARES   AMOUNT
                                          ----------------- -------- --------- --------
Beginning Balance, May 17, 1993    ......          --         $ --          --   $ --
 Issuance for:
 Cash   .................................          --           --          --     --
 Services and Incentives  ...............          --           --          --     --
Net Loss   ..............................          --           --          --     --
                                            ----------        -----   --------   -----
Balance, September 30, 1994  ............          --           --          --     --
Issuance for Cash   .....................     169,287           17          --     --
Conversion of Debentures  ...............      13,572            2          --     --
Conversion of Stockholder Loan  .........       2,857           --          --     --
Issuance for:
 Cash   .................................          --           --          --     --
 Minority Interest in Subsidiary   ......          --           --          --     --
 Interest  ..............................          --           --          --     --
 Services and Incentives  ...............          --           --          --     --
Exercise of Warrants   ..................          --           --          --     --
Net Loss   ..............................          --           --          --     --
                                            ----------        -----   --------   -----
Balance, September 30, 1995  ............     185,716           19          --     --
Issuance for Services and Incentives  ...          --           --          --     --
Issuance for Cash   .....................          --           --     113,750     11
Issuance for Cash   .....................          --           --          --     --
Discount on Convertible Notes   .........          --           --          --     --
Compensation Expense on Stock
 Option Grants   ........................          --           --          --     --
Net Loss   ..............................          --           --          --     --
                                            ----------        -----   --------   -----
Balance, September 30, 1996  ............     185,716         $ 19     113,750   $ 11
                                            ==========        =====   ========   =====



                                               COMMON STOCK       ADDITIONAL
                                          -----------------------   PAID-IN     ACCUMULATED
                                            SHARES      AMOUNT      CAPITAL       DEFICIT
                                          ----------- ----------- ------------ ---------------
Beginning Balance, May 17, 1993    ......          --   $      --   $       --  $         --
 Issuance for:
 Cash   .................................     479,799          48       36,052            --
 Services and Incentives  ...............      22,936           2        1,951            --
Net Loss   ..............................          --          --           --      (188,766)
                                           ----------  ----------  -----------  ------------
Balance, September 30, 1994  ............     502,735          50       38,003      (188,766)
Issuance for Cash   .....................          --          --      592,483            --
Conversion of Debentures  ...............          --          --       47,498            --
Conversion of Stockholder Loan  .........          --          --       10,000            --
Issuance for:
 Cash   .................................     155,553          16       13,884            --
 Minority Interest in Subsidiary   ......      11,940           1           59            --
 Interest  ..............................       4,228          --        6,518            --
 Services and Incentives  ...............      19,319           2       27,044            --
Exercise of Warrants   ..................     179,531          18      251,326            --
Net Loss   ..............................          --          --           --      (500,559)
                                           ----------  ----------  -----------  ------------
Balance, September 30, 1995  ............     873,306          87      986,815      (689,325)
Issuance for Services and Incentives  ...     224,219          23      724,240            --
Issuance for Cash   .....................          --          --      454,989            --
Issuance for Cash   .....................      15,625           2       49,998            --
Discount on Convertible Notes   .........      53,125           5      169,995            --
Compensation Expense on Stock
 Option Grants   ........................          --          --      384,244            --
Net Loss   ..............................          --          --           --    (1,891,702)
                                           ----------  ----------  -----------  ------------
Balance, September 30, 1996  ............   1,166,275   $     117   $2,770,281  $ (2,581,027)
                                           ==========  ==========  ===========  ============

   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                         FROM MAY 17, 1993
                                                         (INCEPTION) TO            YEAR ENDED SEPTEMBER 30,
                                                          SEPTEMBER 30,       -----------------------------------
                                                              1994                1995               1996
                                                         ------------------   ---------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Loss   ..........................................     $   (188,766)       $  (500,559)      $  (1,891,702)
  Adjustments to Reconcile Net Loss to Net Cash Used
    in Operating Activities:
   Depreciation   ....................................            1,566              8,959              33,613
   Amortization   ....................................              207                195              51,196
   Issuance of Shares for:
    Interest Expense    ..............................               --              6,518                  --
    Minority Interest   ..............................               --                 60                  --
    Stockholder Receivables   ........................               --            (11,000)            (50,000)
    Services and Incentives   ........................            1,953             27,046             458,507
   Change in Assets and Liabilities:
    (Increase) in:
     Accounts Receivable   ...........................               --                 --             (42,168)
     Prepaid Expenses   ..............................               --             (8,837)            (23,308)
    Increase (Decrease) in:
     Accounts Payable and Accrued Liabilities   ......           58,891             (1,521)            171,673
     Customer Deposits  ..............................               --              7,000              63,500
     Deferred Rent Benefit    ........................            7,848             (3,038)             (3,038)
                                                           ------------        -----------       -------------
      Cash Flows Used in Operating Activities   ......         (118,301)          (475,177)         (1,231,727)
                                                           ------------        -----------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Acquisition of Property and Equipment    ............           (5,436)           (65,294)            (82,053)
 Increase in Deposits   ..............................           (2,548)           (16,511)             (2,632)
 Organizational Expenses   ...........................             (975)                --                  --
                                                           ------------        -----------       -------------
      Cash Flows Used In Investing Activities   ......           (8,959)           (81,805)            (84,685)
                                                           ------------        -----------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on Capital Leases   ........................           (1,685)           (15,739)            (37,889)
 Issuance of Debentures    ...........................           50,000                 --                  --
 Repayment of Debentures   ...........................               --             (2,500)                 --
 Issuance of Convertible Notes   .....................               --                 --             850,000
 Financing Costs  ....................................               --                 --            (153,000)
 Issuance of Preferred Stock  ........................               --            592,500             455,000
 Issuance of Common Stock  ...........................           36,100            265,244              61,000
 Proceeds from Stockholder Loans    ..................           45,000             15,000             100,000
 Repayments of Stockholder Loans    ..................               --            (50,000)            (50,000)
                                                           ------------        -----------       -------------
      Cash Flows Provided by Financing Activities               129,415            804,505           1,225,111
                                                           ------------        -----------       -------------
      Net Increase (Decrease) in Cash  ...............            2,155            247,523             (91,301)
 CASH:
 Beginning  ..........................................               --              2,155             249,678
                                                           ------------        -----------       -------------
 Ending  .............................................     $      2,155        $   249,678       $     158,377
                                                           ============        ===========       =============

                                                        (CONTINUED ON NEXT PAGE)



   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)



                                                             FROM MAY 17, 1993
                                                             (INCEPTION) TO       YEAR ENDED SEPTEMBER 30,
                                                              SEPTEMBER 30,       ------------------------
                                                                  1994             1995          1996
                                                             ------------------   ----------   -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash Payments for Interest    ...........................        $ 1,792         $  7,094     $   24,635
                                                                  ========        =========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES
 Issuance of Common Shares for:
  Services and Incentives   ..............................        $ 1,953         $ 27,046     $1,108,507
  Subscription Receivable   ..............................             --               --         50,000
  Minority Interest In Subsidiary    .....................             --               60             --
  Interest on Debentures    ..............................             --            6,518             --
                                                                  --------        ---------    -----------
                                                                  $ 1,953         $ 33,624     $1,158,507
                                                                  ========        =========    ===========
 Issuance of Preferred Shares for:
  Conversion of Debentures  ..............................        $    --         $ 47,500     $       --
  Conversion of Stockholder Loan  ........................             --           10,000             --
                                                                  --------        ---------    -----------
                                                                  $    --         $ 57,500     $       --
                                                                  ========        =========    ===========
Stockholder Receivables on Exercise of warrants  .........        $    --         $ 11,000     $       --
                                                                  ========        =========    ===========
Property and Equipment Financed By Capital Leases   ......        $ 9,934         $123,746     $   30,068
                                                                  ========        =========    ===========

   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY

                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS


     Visual Data Corporation ("VDC") and HotelView Corporation ("HVC") were incorporated on May 17, 1993 and September 15, 1993, respectively.


     VDC was a development stage company as all its efforts had been toward establishing a new business. Planned principal operations have commenced and it exited the development stage during September, 1996. The Company specializes in the production and marketing/distribution of video information libraries intended for use by the general public through the Internet and interactive television as well as other media primarily in the United States. These libraries will contain short concise vignettes on various topics such as travel, medicine, cooking and fitness. HVC has developed a hotel information database and is marketing a laser disc library to travel agents.


     The Companies cash and available credit are not sufficient to support operations for the next year. Accordingly, management will need to seek additional bank, lease and/or equity financing. These financial statements have been prepared on the basis that adequate financing will be obtained.


BASIS OF CONSOLIDATION


     The accompanying consolidated financial statements include the accounts of VDC and HVC collectively known as the "Company". As the Company has just exited the development stage, the accompanying consolidated financial statements should not be regarded as typical for normal operating periods. Intercompany accounts and transactions have been eliminated in consolidation.


REVENUE RECOGNITION


     The Company is currently engaged in the production and sale of video vignettes to hotels. Upon the completion and shipment of the videos, the pre-production deposits are recognized as revenue. Contingent service fees associated with the hotel video are based upon the amount received by the hotel from bookings by the HVC travel agents network and are recognized as the hotels receive their revenue.


PROPERTY AND EQUIPMENT


     Property and equipment is recorded at cost. Property and equipment under capital leases is stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Amortization expense on assets acquired under capital leases is included with depreciation expense.


DEFERRED OFFERING COSTS

     Deferred offering costs, consisting only of costs directly related to a proposed initial public offering of VDC's common stock, have been deferred. It is anticipated that these costs will be deducted from the proceeds of the offering or charged to operations upon the ultimate resolution of the offering.



ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


PRODUCTION COSTS


     The Company expenses costs directly related to the production (copy, art work, video shoots, travel and related costs) of vignettes which are incurred prior to the acceptance of the final master by the client, during the period incurred. Costs associated with the preparation of the related videos are capitalized and charged to expense upon delivery to the customer.


INCOME TAXES


     The Company and its wholly owned subsidiary file a consolidated federal income tax return.


EARNINGS PER SHARE


     Earnings per share are based upon the weighted average number of common and common equivalent shares outstanding during the period.


FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at September 30, 1995 and 1996, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.


     The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 2: PROPERTY AND EQUIPMENT

     Property and equipment, including equipment acquired under capital leases, consists of:



                                                                   SEPTEMBER 30,
                                                           -----------------------------   LIVES
                                                               1995            1996        (YEARS)
                                                           -------------   -------------   --------
Furniture and Fixtures    ..............................    $   16,814      $   16,814       7
Equipment  .............................................        13,280          91,272       5
Editing Equipment   ....................................       136,084         168,305     3-10
Computer Equipment  ....................................        24,700          26,608      3-5
Leasehold Improvements    ..............................        13,532          13,532       7
                                                            ----------      ----------
                                                               204,410         316,531
Less: Accumulated Depreciation and Amortization   ......       (10,525)        (44,138)
                                                            ----------      ----------
                                                            $  193,885      $  272,393
                                                            ==========      ==========

NOTE 3: CONCENTRATION OF CREDIT RISK

     The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. The Company performs ongoing credit evaluations of its customers' financial condition and does not require collateral from them. Reserves for credit losses are maintained at levels considered adequate by management.

NOTE 4: STOCKHOLDER RECEIVABLES

     Stockholder receivables at September 30, 1995 consist of $11,000 from two of VDC's stockholders for the exercise of warrants. Stockholder receivables at September 30, 1996 consist of $50,000 from one VDC stockholder for the purchase of stock. The amounts were received in cash subsequent to September 30, 1995 and 1996, respectively.

NOTE 5: CAPITAL LEASE OBLIGATIONS

     The Company leases certain equipment, which are accounted for as capital leases. The following is a schedule by years of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments.



                                                           SEPTEMBER 30,
                                                   -----------------------------
                                                      1995            1996
                                                   -------------   -------------
Year Ending September 30, 1996   ...............    $   53,878      $       --
                          1997   ...............        55,860          74,192
                          1998   ...............        40,008          54,418
                                                    ----------      ----------
Total Minimum Lease Payments  ..................       149,746         128,610
Less: Amount Representing Interest  ............       (33,490)        (20,175)
                                                    ----------      ----------
Present Value of Minimum Lease Payments   ......       116,256         108,435
Current Portion   ..............................       (35,615)        (58,142)
                                                    ----------      ----------
Long-Term Portion    ...........................    $   80,641      $   50,293
                                                    ==========      ==========

     Equipment held under capital leases have a book value of $163,680 and $193,748 as of September 30, 1995 and 1996. Accumulated Depreciation related to this equipment was $7,205 and $27,582 as of September 30, 1995 and 1996, respectively.

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 6: CONVERTIBLE NOTES


     The Company in July and August 1996 issued units ("Units") consisting of convertible notes ("Notes") aggregating $850,000 and common stock aggregating 53,125 shares. Each Unit consists of a $50,000 note and 3,125 shares of common stock. The Notes are unsecured and bear interest at 10%. Each Note may be converted into 12,500 additional shares of common stock at $4.00 per share, subject to the conversion provisions of the Notes, each Note matures on January 31, 1997 unless a registration statement is filed. If such statement is filed, the maturity date becomes the earlier of two weeks after the effective date or July 31, 1997. The convertible notes have been recorded at a discount of $170,000, reflecting an average per share price of $3.20 for all shares issued or to be issued upon conversion. All convertible notes were converted into common stock in October, 1996 (Note 17). Accordingly, such notes have been classified as long-term debt at September 30, 1996.


NOTE 7: NOTES PAYABLE--SHAREHOLDERS


     Certain stockholders made loans to the Company for working capital purposes. These loans bear interest at one half of 1% per month and are to be repaid from 50% of the monthly proceeds from room credits and hotel service deposits, with a maturity of six months from the date of the notes. These shareholders also received 25,000 warrants to purchase common stock at $1.40 for a four year period, expiring March 4, 2000.


     As of December 4, 1996, the Company is in default on $15,000 of these notes and therefore they are considered demand notes, and the interest rate, at the option of the holder, can be increased to one and one half percent per month.


NOTE 8: COMMITMENTS


OPERATING LEASES


     The Company leases their operating facility in Boca Raton, Florida under a twenty-four month lease which expires in April, 1997. This lease provides for a monthly base rent of $3,525. In conjunction with the lease, the Company is paying back rent in the amount of $1,494 per month for twenty-four months ending April, 1997. At September 30, 1995 and 1996, the back rent payable aggregated $25,881 and $10,118, respectively, and is included in accounts payable.


     The total minimum lease commitment, including back rent, at September 30, is as follows:



  During the Year Ended September 30,
        1997 ........................    35,133
                                        --------
                                        $35,133
                                        ========

     Rent expense for the years ending September 30, 1995 and 1996 aggregated $41,800 and $42,071, respectively.


EMPLOYMENT CONTRACTS


     Employment contracts, expiring October 19, 1996, with the President and Vice President of the Company, which may be terminated by the Company on not less then three months prior notice,

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 8: COMMITMENTS--(CONTINUED)

provide for minimum annual total compensation of $80,000 each. In the event of death or disability of the Company's principal officers, the contracts call for payments of all compensation for approximately 6 months. The contracts also include severance agreements which create certain liabilities in the event of the termination of the covered officers following a change of control of the Company. The aggregate commitment under the severance agreements is equal to the balance of compensation for the then remaining term of the contract. (Notes 17 and 18)


SHAREHOLDERS AGREEMENT


     In May 1993, VDC entered into a stock repurchase agreement with its two majority shareholders under which, upon the death of a shareholder, VDC is obligated to purchase the shares of its common stock owned by the estate of the deceased stockholder. The per share repurchase price is defined by the agreement as an amount mutually agreed upon by the estate and the other shareholder. If an agreement cannot be reached, then an independent appraisal is to be performed. The agreement also allows for a dual option stock purchase wherein either shareholder may give written notice to the other shareholder of the price per share he is willing to have the corporation pay for the other shareholder's shares or to accept for his shares if the other shareholder so elects. Furthermore, this agreement also contains a covenant not to compete for a period of twelve months following the sale of the shareholder's interest in the Company. This agreement is to be terminated upon the Company filing its initial registration with the Securities and Exchange Commission.


NOTE 9: CAPITAL STOCK (NOTE 17)


     The Company currently has two classes of authorized capital stock.


PREFERRED STOCK


     Series A convertible preferred stock is convertible at the holder's option into 1.25 shares of common stock. Accordingly, at September 30, 1996 232,145 shares of common stock are reserved for this contingency. Each share of the Series A preferred stock has two votes per share and votes with the common stock. Holders of Series A preferred stock are entitled to a liquidation distribution of $3.50 per share before any distributions may be made on any other capital stock of the Company. The shares have no dividend rights.


     Series B convertible preferred stock is convertible at the holder's option into 1.25 shares of common stock. Accordingly, at September 30, 1996 142,188 shares of common stock are reserved for this contingency. Each share of the Series B preferred stock has two votes per share and votes with the common stock. Holders of Series B preferred stock are entitled to a liquidation distribution of $4.00 per share after the Series A shareholders have been paid their liquidation distribution and before any other distributions may be made on any other capital stock of the Company. The shares have no dividend rights.


COMMON STOCK


     Common stock has one vote per share for the election of directors and all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting, preemptive, redemption or conversion rights.

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 9: CAPITAL STOCK (NOTE 17)--(CONTINUED)

     Although the Company intends to offer shares to the public at a price per share in excess of $4.27 prior transactions were based upon valuation by Company management, of the non-public entity with little or no opportunity for liquidation. The price ranges were as follows:


   a) Services at prices ranging from $1.40 to $4.27 per share for 450,276 shares. The fair market value was determined by comparison to transactions on or about the time the shares to be issued were agreed to by the Company and the recipient.


   b) Services valued at $14.66 per share for 1,563 shares. The amount ascribed related to the value of the services rendered.


   c) Incentives at .00016 for 804 shares having nominal fair value.


     The Company, at September 30, 1996, has reserved 521,859 shares of common stock for issuance relating to unexpired options and warrants.


NOTE 10: STOCK OPTIONS


     Since inception VDC granted unqualified stock options to purchase 10,938 shares of common stock of the Company at prices ranging from $1.40 to $5.60 per share. Such per share prices related to previous private placement memoranda offering amounts. The options expire between May, 1998 and April, 1999. Options were granted in September 1996 to two officers to purchase 274,460 shares of common stock at $.00016 per share expiring December 31, 2001. Management determined that the stock option prices for the stock options issued in September, 1996 was $1.40 since these options relate to conditions set forth in previous private placement memoranda. The difference between the option price (.00016 per share) and the fair market value of the options has been recorded as compensation expense in the accompanying financial statements in the amount of $384,244.


NOTE 11: STOCK WARRANTS (NOTE 16)


     In conjunction with the issuance of debentures in 1994, the Company issued warrants redeemable for a total of 11,161 shares of VDC common stock at $1.40 per share. The warrants are exercisable any time and expire at varying dates between November, 1996 and September, 1998.


     As part of the Company's private placement offerings for the purchase of common and preferred shares, VDC issued warrants redeemable for common stock of the Company. The warrants outstanding at September 30, 1996 are for a total of 225,300 shares of common stock, have an exercise price ranging from $1.40 to $6.00 per share and expire between January, 1997 and June, 2000.


NOTE 12: INCOME TAXES


     The deficit accumulated during the development stage (inception through August 31, 1996) of approximately $2,025,000 is capitalized for income tax purposes as accumulated start-up costs, and is being amortized over a sixty month period beginning September 1, 1996. The Company has a net operating loss carryforward as of September 30, 1996 of approximately $590,000 for federal income tax purposes, inclusive of the amortization of the start-up-costs, which expires September 30, 2001. The

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 12: INCOME TAXES--(CONTINUED)

Company has recorded a valuation allowance of approximately $880,000 with respect to any future tax benefits arising from any net operating losses and the amortization of the start-up costs due to the uncertainty of their ultimate realization.


NOTE 13: NET LOSS PER COMMON SHARE


     Net loss per share has been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 83. The SAB requires that common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of warrants and stock options (using the treasury stock method) at prices substantially less than the initial public offering price be included in the calculation of common stock and common stock equivalent shares as if they were outstanding for all periods presented.


     Primary loss per common share is calculated by dividing the net loss by the average shares of common stock of the Company and Common Stock equivalents outstanding during the period. Common Stock equivalents represent the dilutive effect of the assumed exercise of certain outstanding stock options. The calculation of fully diluted loss per share of Common Stock assumes the dilutive effect of the Company's convertible 10% notes converted into Common Stock at the later of the beginning of the year or issue date. During a loss period, the assumed exercise of outstanding in-the-money stock options and conversion of Convertible Notes have an antidilutive effect. As a result, these shares are not included in the weighted average shares outstanding used in the calculation of primary and fully diluted net loss per common share.


NOTE 14: CONTINGENT SERVICE FEES


     In the normal course of business, the Company enters into contracts with hotels that provide for the payment of service fees directly related to the amount received by the Hotel from bookings made by the HVC travel agents network for room revenue. At September 30, 1996, the Company has a total service fee balance of $287,020 related to these contracts for future room usage which is to be paid should room revenue be received by the Hotels.


     The Company is unable to predict the timing or probability of collection of these service fees.


NOTE 15: NEW ACCOUNTING STANDARD


     In March, 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 becomes effective for fiscal years beginning after December 15, 1995. The Company believes that this pronouncement will not have a significant impact on the Company's financial statments.


     In October, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 15: NEW ACCOUNTING STANDARD--(CONTINUED)

establishes a fair value based method of accounting for stock-based compensation plans. It encourages entities to adopt that method in place of the intrinsic value method currently in place under the provisions of Opinion No. 25 of the Accounting Principles Board (APB). Under the fair value method of accounting, all arrangements under which employees receive shares of stock or other equity instruments or under which employers incur liabilities to employees in amounts based on the price of its stock result in the measurement of compensation cost at the grant date of the award which is recognized over the service period, usually the vesting period. Under the intrinsic value method, compensation cost is measured by the excess of the quoted market price of the stock, if any, over the amount the employee must pay to acquire the stock.


     For example, granting immediately exercisable stock options to an employee at an exercise price equal to the quoted market price of the stock results in the recognition of compensation expense at the date of grant under the fair value method of SFAS No. 123; under the intrinsic value method of APB No. 25, no compensation expense is recognized. However, SFAS No. 123 allows the Company to elect to continue its current method of accounting under APB No. 25 for employee stock-based compensation arrangements. The Company expects to continue its current method of accounting under APB No. 25 for employee stock-based compensation arrangements. If the Company continues its current method of accounting, pro forma disclosures of net income and earnings per share must be disclosed, as if the Company had adopted the recognition provisions of SFAS No. 123.


     Although the Company is permitted to continue accounting for employee stock-based compensation arrangements under APB No. 25, SFAS No. 123 requires the Company to utilize the fair value method of accounting for transactions involving stock options or other equity instruments issued to nonemployees as consideration for goods or services. Presently, those transactions are accounted for by the Company under the intrinsic value principles of APB No.
25. The use of intrinsic value versus fair value did not have a material effect on any period presented.


     The accounting and disclosure requirements of SFAS No. 123 are effective for the Company in its fiscal year beginning October 1, 1996. The Company has not yet determined the impact of SFAS No. 123.


NOTE 16: OTHER MATTERS


     The accompanying financial statements for 1995 have been restated to correct an error in recording common stock issued for services. The effect of the restatement was to increase the net loss for 1995 by $27,046 ($.01 per share) and the cumulative loss by $28,999.


     The financial statements have been adjusted to reflect the effect of a one to 2.5 reverse split in December, 1993, a one to 1.6 reverse split in October, 1994, a one to 3.5 reverse split in May, 1996 by reclassifying amounts to paid-in capital from common stock (Note 18).

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 17: SUBSEQUENT EVENTS


a. STOCK OPTION PLAN


   In October, 1996, the Board of Directors approved the 1996 Stock Option Plan (the "Plan") subject to the approval of the shareholders, with 200,000 shares of common stock reserved for the grant of qualified incentive options or non-qualified options to employees and directors of the Company. Option prices must provide for an exercise price of not less than 100% of the fair market value of the common stock on the date the options are granted unless the eligible employee owns more than 10% of the Company's common stock for which the exercise price must be at least 110% of such fair market value. No options have been granted under this plan.


b. PEGASUS AGREEMENT


   In November, 1996, the Company entered into a letter of intent with Pegasus, Inc. (Pegasus) (an unrelated party) whereby Pegasus has the option to purchase up to 331/3% of the stock of HVC in exchange for Pegasus marketing, endorsing and promoting the HVC library and meeting certain sales levels. The sales levels and related options range from 1,000 hotels for a 5% option to 10,000 hotels for a 331/3% option.


c. CONVERSION OF SECURITIES


   Subsequent to September 30, 1996, all of the Company's Series A preferred stock and Series B preferred stock were converted into 374,333 shares of common stock. Options for 2,678 shares were exercised for $3,750. Warrants for 59,687 shares were exercised for $86,690. Additionally, the noteholders elected to convert the convertible notes into 212,500 shares of common stock.


d. EMPLOYMENT CONTRACTS


   Effective October 1996, the Company entered into two year, renewable employment contracts with the President and Vice President. The contracts provide for annual compensation of $125,000 each subject to an annual increase of 10%. The contracts also provide for an annual bonus in cash or stock equal to 3% of the Company's increase in earnings as defined therein, an annual granting of stock options for 125,000 shares of common stock to each at fair market value, and other fringe benefits. The contracts also include severance agreements which create certain liabilities in the event of termination without cause aggregating three times the executives annual compensation plus certain fringes (Note 18).


NOTE 18: EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


PUBLIC OFFERING OF COMMON STOCK


     The Company is in the process of filing a registration statement on Form SB-2 with the Securities and Exchange Commission relating to an initial public offering of 1,000,000 shares of common stock and 1,000,000 warrants for the purchase of 1,000,000 shares of common stock. The net proceeds of the offering is to be used to replenish working capital, acquire equipment, expand facilities, marketing and advertising.

                    VISUAL DATA CORPORATION AND SUBSIDIARY

NOTE 18: EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT--(CONTINUED)

     In addition to the issuance and sale of 1,000,000 shares of common stock, pursuant to an over allotment option which is to be granted to the underwriters, up to 150,000 additional shares may be purchased from certain officers and directors and sold by the underwriters.


     In connection with the offering, the Company granted to the underwriters, for nominal consideration, rights to purchase from the Company up to 200,000 shares of common stock. They are initially exercisable at a price of 120% of the initial public offering price per share of common stock (or the exercise price per share for the warrants) for a period of four years commencing one year from the effective date of the registration statement and are restricted from sale, transfer and assignment for a specified period.


REVERSE STOCK SPLIT


     The financial statements have been adjusted to reflect the effect of a one to 1.6 reverse stock split to occur prior to the effective date of the registration statement.


EMPLOYMENT CONTRACTS


     As amended April 1997, effective October 1996, the Company entered into three year, renewable employment contracts with the President and Vice President. The contracts provide for annual compensation of $125,000 each subject to an annual increase of 10%. The contracts also provide for an annual bonus in cash or stock equal to 3% of the Company's increase in earnings as defined therein, an annual granting of stock options (which contain certain anti-dilutive provisions) for 125,000 shares of common stock to each at $6.00 per share for an exercise period of five years from the grant date and other fringe benefits. The contracts also include severance agreements which create certain liabilities in the event of termination without cause aggregating three times the executives annual compensation plus certain fringes.

                    VISUAL DATA CORPORATION AND SUBSIDIARY
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET




                                                                              MARCH 31,
                                                                                1997
                                                                            ----------------
       ASSETS
CURRENT ASSETS
 Cash  ..................................................................    $      34,380
 Accounts Receivable, Net of Allowance for
  Doubtful Account of $20,159  ..........................................           80,645
 Prepaid Expenses  ......................................................           58,653
                                                                             -------------
   Total Current Assets  ................................................          173,678
                                                                             -------------
PROPERTY AND EQUIPMENT, Net    ..........................................          297,591
                                                                             -------------
OTHER ASSETS ............................................................
 Financing Costs, Net of Accumulated Amortization of $13,542 ............           51,458
 Security Deposits    ...................................................           23,974
 Organization Expenses, Net    ..........................................              280
 Deferred Offering Costs    .............................................          822,590
                                                                             -------------
                                                                                   898,302
                                                                             -------------
                                                                             $   1,369,571
                                                                             =============
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
 Current Portion of Liability Under Capital Leases  .....................    $      82,610
 Accounts Payable and Accrued Liabilities  ..............................          340,884
 Customer Deposits    ...................................................           57,500
 Deferred Rent Benefit   ................................................              253
 Loans Payable-Stockholders,
  Net of Discount  ......................................................          313,575
                                                                             -------------
   Total Current Liabilities   ..........................................          794,822
                                                                             -------------
LONG-TERM LIABILITIES
 Liability Under Capital Leases, Net of Current Portion   ...............           37,817
                                                                             -------------
COMMITMENTS
REDEEMABLE EQUITY
 68,750 shares of Common Stock outstanding ..............................          293,700
                                                                             -------------
STOCKHOLDERS' EQUITY (DEFICIT)
 Preferred Stock, Par Value $.0001 Per Share;
  Authorized 5,000,000 Shares Issued -0- Shares:    .....................
 Common Stock, Par value $.0001 Per Share;
  Authorized 20,000,000 Shares; Issued and Outstanding 1,821,099 Shares                189
 Additional Paid-In Capital    ..........................................        3,469,059
 Accumulated Deficit  ...................................................       (3,226,009)
                                                                             -------------
                                                                                   243,232
                                                                             -------------
                                                                             $   1,369,571
                                                                             =============

   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                                          SIX MONTHS ENDED MARCH 31,
                                                        -------------------------------
                                                           1996               1997
                                                        --------------   --------------
REVENUE    ..........................................    $    6,806       $  139,703
                                                         ----------       ----------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
 Compensation and Related Costs    ..................       277,372          371,549
 Production   .......................................        49,752           37,686
 Occupancy    .......................................        21,171           20,900
 Professional Fees  .................................        61,893           73,742
 Interest  ..........................................        11,161           53,266
 Other  .............................................       154,581          228,544
                                                         ----------       ----------
   Total Selling, General and Administrative   ......       575,930          785,687
                                                         ----------       ----------
   Loss Before Other Income  ........................      (569,124)        (645,984)
OTHER INCOME
 Interest  ..........................................           459            1,002
                                                         ----------       ------------
   Net Loss   .......................................    $ (568,665)     $  (644,982)
                                                         ==========      ============
Weighted Average Number of Shares  ..................     1,462,843         1,743,337
                                                         ==========      ============
Net Loss Per Common Share
 Primary   ..........................................    $    (0.39)     $     (0.37)
                                                         ==========      ============
 Fully Diluted   ....................................    $    (0.39)     $     (0.37)
                                                         ==========      ============

   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY
                UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
                         STOCKHOLDERS' EQUITY (DEFICIT)



                                        SERIES A                 SERIES B
                                    PREFERRED STOCK          PREFERRED STOCK
                                ------------------------ ------------------------
                                   SHARES       AMOUNT      SHARES       AMOUNT
                                -------------- --------- -------------- ---------
Balance, September 30, 1996         185,716    $   19        113,750    $   11
Conversion of Convertible
 Notes to Common Stock   ......          --        --             --        --
Exercise of Warrants
 and Options    ...............          --        --             --        --
Issuance for Services and
 Incentives  ..................          --        --             --        --
Conversion of Preferred Stock
 to Common Stock   ............    (185,716)      (19)      (113,750)      (11)
Net Loss  .....................          --        --             --        --
                                 ----------    -------    ----------    -------
Balance, March 31, 1997  ......          --    $   --             --    $   --
                                 ==========    =======    ==========    =======



                                  COMMON STOCK(1)
                                --------------------    ADDITIONAL
                                                         PAID-IN         ACCUMULATED
                                  SHARES    AMOUNT       CAPITAL           DEFICIT
                                ----------- -------- ----------------- -----------------
Balance, September 30, 1996       1,166,275   $117    $ 2,770,281       $  (2,581,027)
Conversion of Convertible
 Notes to Common Stock   ......     212,500     21        584,354                  --
Exercise of Warrants
 and Options    ...............      62,365      6         90,432                  --
Issuance for Services and
 Incentives  ..................       5,625      1         23,999                  --
Conversion of Preferred Stock
 to Common Stock   ............     374,334     37               (7)               --
Net Loss  .....................          --     --             --            (644,982)
                                 ----------   -----   ------------      -------------
Balance, March 31, 1997  ......   1,821,099   $182    $ 3,469,059       $  (3,226,009)
                                 ==========   =====   ============      =============

----------------

(1) Does not include 68,750 shares of Redeemable Equity with an ascribed value of $293,700 issued during the period.

          The Accompanying Notes are an Integral Part of these Financial
                                  Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                    SIX MONTHS ENDED MARCH 31,
                                                                 ---------------------------------
                                                                     1996              1997
                                                                 ---------------   ---------------
Cash Flows Used in Operating Activities  .....................    $  (396,868)      $  (445,814)
                                                                  -----------       -----------
Cash Flows Used In Investing Activities  .....................         (3,617)          (12,210)
                                                                  -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of Preferred Stock    ..............................         75,000                --
 Payments on Capital Leases  .................................        (16,752)          (33,821)
 Exercise of Warrants and Options  ...........................             --            90,438
 Issuance of Notes  ..........................................        100,000           550,000
 Financing Costs    ..........................................             --           (65,000)
 Repayments of Stockholder Loans   ...........................         (4,500)          (35,000)
 Deferred Offering Costs  ....................................             --          (172,590)
                                                                  -----------       -----------
Cash Flows (Used in) Provided by Financing Activities   ......        153,748           334,027
                                                                  -----------       -----------
Net Decrease in Cash   .......................................       (246,737)         (123,997)
   CASH:
 Beginning    ................................................        249,678           158,377
                                                                  -----------       -----------
 Ending    ...................................................    $     2,941       $    34,380
                                                                  ===========       ===========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash Payments for Interest  .................................    $    11,161       $    10,991
                                                                  ===========       ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH
 INVESTING AND FINANCING ACTIVITIES
 Issuance of Common Shares for:
  Services and Incentives    .................................    $     9,375       $    24,000
  Conversion of Convertible Notes  ...........................             --           584,375
 Discount on Shareholder Loans  ..............................             --           293,700
                                                                  -----------       -----------
                                                                  $        --       $   902,075
                                                                  ===========       ===========
 Issuance of Preferred Shares for Notes Receivable   .........    $    60,000       $        --
                                                                  ===========       ===========
 Property and Equipment Financed By Capital Leases   .........    $     7,495       $    45,813
                                                                  ===========       ===========

   The Accompanying Notes are an Integral Part of these Financial Statements

                    VISUAL DATA CORPORATION AND SUBSIDIARY

                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)


NOTE 1: NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES


NATURE OF BUSINESS


     Visual Data Corporation ("VDC") and HotelView Corporation ("HVC"), collectively known as the "Company", were incorporated on May 17, 1993 and September 15, 1993, respectively.


     VDC was a development stage company as all its efforts had been toward establishing a new business. Planned principal operations have commenced and it exited the development stage during September, 1996. The Company specializes in the production and marketing/distribution of video information libraries intended for use by the general public through the Internet and interactive television as well as other media primarily in the United States. These libraries will contain short concise vignettes on various topics such as travel, medicine, cooking and fitness. HVC has developed a hotel information database and is marketing a laser disc library to travel agents.


     The Companies cash and available credit are not sufficient to support operations for the next year. Accordingly, management will need to seek additional bank, lease and/or equity financing. These financial statements have been prepared on the basis that adequate financing will be obtained.


INTERIM FINANCIAL DATA


     The accompanying financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements of the Company as of September 30, 1996 should be read in conjunction with these statements. The financial information included herein has not been audited. However, in the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the consolidated financial position of VDC and subsidiary as of March 31, 1997, and the results of their operations and cash flows and changes in stockholders' equity for the six months ended March 31, 1996 and 1997. The results of operations and cash flows for the periods are not necessarily indicative of the results of operations or cash flows for a full year.


STOCK BASED COMPENSATION


     As permitted under SFAS123 Accounting for Stock Based Compensation, the Company has elected not to adopt the fair value based method of accounting for its stock based compensation plan but will continue to account for such compensation using the intrinsic value method under the provisions of APB opinion 25.

                    VISUAL DATA CORPORATION AND SUBSIDIARY

                                  (UNAUDITED)
NOTE 2: PROPERTY AND EQUIPMENT

     Property and equipment, including equipment acquired under capital leases, consists of:

                                                             MARCH 31,
                                                                1997
                                                             -------------
  Furniture and Fixtures    ..............................    $   16,814
  Equipment  .............................................       147,012
  Editing Equipment   ....................................       168,305
  Computer Equipment  ....................................        26,608
  Leasehold Improvements    ..............................        13,532
                                                              ----------
                                                                 372,271
  Less: Accumulated Depreciation and Amortization   ......       (74,680)
                                                              ----------
                                                              $  297,591
                                                              ==========

NOTE 3: CAPITAL LEASE OBLIGATIONS


     The Company leases certain equipment, which are accounted for as capital leases. The following is a schedule by years of the future minimum lease payments under the capital leases together with the present value of the net minimum lease payments.



                                                     MARCH 31,
                                                        1997
                                                     -------------
  Year Ending March 31,:
                       1998  .....................    $  101,011
                       1999  .....................        40,934
                                                      ----------
  Total Minimum Lease Payments  ..................       141,945
  Less: Amount Representing Interest  ............       (21,518)
                                                      ----------
  Present Value of Minimum Lease Payments   ......       120,427
  Current Portion   ..............................       (82,610)
                                                      ----------
  Long-Term Portion    ...........................    $   37,817
                                                      ==========

     Equipment held under capital leases have a book value of $163,808 as of March 31, 1997. Accumulated Depreciation related to this equipment was $44,545 as of March 31, 1997.


NOTE 4: NOTES PAYABLE--SHAREHOLDERS

     Certain stockholders made loans to the Company for working capital purposes. These loans bear interest at 10% per annum and are to be repaid the earlier of one month following the effective date of the Form SB-2 registration or 12 months from the date of the notes. These shareholders also received 68,750 shares of common stock valued by management at $4.27 per share, reflecting amounts ascribed to shares issued for services during the six months ended March 31, 1997. The notes have been recorded at a discount of $293,700 reflecting this average per share price. This discount is being amortized by the straight-line method over a twelve month period, amortization amounted to $42,275 during the six months ended March 31, 1997.

     The Company received an extension of time in which to repay $15,000 of shareholder loans and interest that was in default. This extension deferred the payments until the earlier of June 30, 1997 or the completion of the public offering of the Company's stock.

                    VISUAL DATA CORPORATION AND SUBSIDIARY

                                  (UNAUDITED)

NOTE 5: CONVERSION OF SECURITIES

     During the six months ended March 31, 1997 all of the Company's Series A preferred stock and Series B preferred stock were converted into 374,333 shares of common stock. Options for 2,678 shares were exercised for $3,750. Warrants for 59,687 shares were exercised for $86,690. Additionally, the noteholders elected to convert the convertible notes into 212,500 shares of common stock.


NOTE 6: COMMON STOCK


     During the six months ended March 31, 1997, the Company issued common stock for services valued at $4.27 based upon agreed-upon contract amounts.


     The Company, at March 31, 1997 has reserved 456,143 shares of common stock for issuance relating to unexpired options and warrants.


NOTE 7: CONTINGENT SERVICE FEES


     In the normal course of business, the Company enters into contracts with hotels that provide for the payment of service fees directly related to the amount received by the Hotel from bookings made by the HVC travel agents network for room revenue. At March 31, 1997, the Company has a total service fee balance of $294,733 related to these contracts for future room usage which is to be paid should room revenue be received by the Hotels.


     The Company is unable to predict the timing or probability of collection of these service fees.


NOTE 8: NEW ACCOUNTING STANDARDS


     In March 1997, Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" was issued. SFAS No. 128 requires that public companies present basic earnings per share (EPS) and diluted EPS, instead of primary and fully diluted EPS. Basic EPS is computed by dividing income available to stockholders by the weighted average number of common shares (computed without considering common stock equivalents) during the period. Diluted EPS is measured similar to basic EPS but takes into consideration dilutive potential common shares.


     SFAS 128 becomes effective for financial statements issued for periods ending after December 15, 1997. The effect of adopting SFAS 128 has not been determined.


NOTE 9: STOCK OPTION PLAN


STOCK OPTION PLAN


     In February, 1997, the stockholders approved the adoption of the 1996 stock option plan.

                    VISUAL DATA CORPORATION AND SUBSIDIARY

                                  (UNAUDITED)

NOTE 10: REDEEMABLE EQUITY

     THE COMPANY ISSUED 68,750 SHARES OF COMMON STOCK AS PART OF CERTAIN LOANS MADE TO THE Company by stockholders immediately prior to and subsequent to the date of filing of the registration statement of which this prospectus forms a part (Note 4). The Company has been advised that the issuance of these shares may be integrated with the offering under this prospectus since these shares were issued in connection with a private placement that was conducted during the period while the Company was in registration. While the Company believes that it complied with Federal securities laws and while each of the holders of these notes and shares has advised the Company that they will waive all rights of recision, such holders therefore can require the Company to rescind the transactions and redeem these shares as part of the repayment of the debt. The amounts ascribed to these shares out of the proceeds of the loans aggregating $293,700 has been reflected in the accompanying balance sheet as redeemable equity.


     The redeemable equity shares have been included in the computation of net loss per share.


NOTE 11: SUBSEQUENT EVENT


     Subsequent to March 31, 1997 the Company issued 37,501 shares of common stock valued at $4.27 in consideration for loans to the Company by the stockholders. The loans amounted to $300,000, bear interest at 10% per annum and are to be repaid the earlier of one month following the effective date of the Form SB-2 registration or 12 months from the date of the notes. As described in Note10, the amounts ascribed to these loans aggregating approximately $160,125 are considered Redeemable Equity.

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NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF
ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED
HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER
OR SOLICITATION.
                      -----------------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                       --------
Prospectus Summary   .................................     2
Risk Factors   .......................................     5
Use of Proceeds   ....................................    11
Capitalization .......................................    11
Dividend Policy   ....................................    11
Selected Financial Data ..............................    12
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations   ....................................    13
Business .............................................    16
Management  ..........................................    26
Certain Relationships and Related Transactions  ......    31
Principal Shareholders  ..............................    32
Description of Securities  ...........................    33
Restricted Shares Eligible for Future Sale   .........    36
Selling Security Holders   ...........................    37
Plan of Distribution .................................    40
Legal Matters  .......................................    40
Experts  .............................................    40
Additional Information  ..............................    40
Index to Financial Statements ........................    F-1

                          --------------------------

 UNTIL AUGUST 24, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
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--------------------------------------------------------------------------------

THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                  VISUAL DATA
                                  CORPORATION


                              1,182,681 SHARES OF
                                 COMMON STOCK

                      -----------------------------------

                                   PROSPECTUS

                      -----------------------------------

                                  July 30, 1997

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